UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy
Statement
Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
WINGSTOP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LETTER TO OUR STOCKHOLDERS

March 30, 2023

Dear Fellow Stockholder:

We cordially invite you to attend the 2023 Annual Meeting of Stockholders of Wingstop Inc. to be held on Wednesday, May 17, 2023, at 10:00 a.m. Central Time. We will be holding the Annual Meeting virtually via the Internet to maximize your ability to participate in the meeting. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to the Annual Meeting. The Notice of Annual Meeting of Stockholders and this Proxy Statement describe the business that will be acted upon at the meeting.

For your convenience, we will take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials while also lowering the costs and reducing the environmental impact of our Annual Meeting. On or about March 30, 2023, we will begin mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2022 Annual Report and how to vote over the Internet or how to request and return a proxy card by mail. For information on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials, proxy materials email, or proxy card you receive to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. Copies of the Proxy Statement and 2022 Annual Report are available at www.proxydocs.com/WING.

Your vote is important. Even if you plan to attend the virtual meeting, please follow the instructions provided to you and vote your shares today. This will not prevent you from voting your shares during the virtual meeting if you are able to attend.

On behalf of your Board of Directors, thank you for your continued support of and interest in Wingstop.

Sincerely,

Lynn Crump-Caine	Michael J. Skipworth
Chair of the Board of Directors	President and Chief Executive Officer

WINGSTOP INC.

15505 Wright Brothers Drive

Addison, Texas 75001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 17, 2023

Time:	10:00 a.m. Central Time

Date:	May 17, 2023

Virtual Meeting Site*:	www.proxydocs.com/WING

Record Date:	Stockholders of record at the close of business on March 20, 2023 are entitled to notice of and to vote at the Annual Meeting or any adjournments, postponements, or recesses thereof.

Purpose:	(1) Elect three Class II directors nominated by the Board of Directors for a term that expires at the 2026 Annual Meeting of Stockholders;

(2) Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023;

(3) Approve, on an advisory basis, the compensation of our named executive officers; and

(4) Consider and act upon such other business as may properly come before the Annual Meeting or any adjournments, postponements, or recesses thereof.

Stockholder Register:	A list of the stockholders entitled to vote at the Annual Meeting may be examined during regular business hours at our executive offices, 15505 Wright Brothers Drive, Addison, Texas 75001, during the ten-day period preceding the meeting.

Voting:	Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. Please vote by telephone or electronically through the Internet or, if you requested a proxy card via mail, sign, date, and return the proxy card in the enclosed business reply envelope, to ensure your representation at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 17, 2023

This notice and the accompanying Proxy Statement, proxy card, and 2022 Annual Report are available at www.proxydocs.com/WING.

*

We have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. If you plan to participate in the virtual meeting, please see “Proxy Statement Summary—Virtual Annual Meeting of Stockholders” for more detailed information. Stockholders will be able to attend the Annual Meeting and vote from any location via the Internet.

By order of the Board of Directors,

Albert G. McGrath

Senior Vice President, General Counsel & Secretary

March 30, 2023

PROXY STATEMENT SUMMARY
WINGSTOP INC. 15505 Wright Brothers Drive Addison, Texas 75001

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in making a voting decision, and you should read the entire Proxy Statement carefully before voting. Unless the context indicates otherwise, references to “Wingstop,” “we,” “our,” “us,” or the “Company” are to Wingstop Inc. and its consolidated subsidiaries. References to the “Board” or the “Board of Directors” are to the Board of Directors of Wingstop Inc.

Annual Meeting Information

Time and Date:	May 17, 2023 at 10:00 a.m. Central Time

Virtual Meeting Site*:	www.proxydocs.com/WING

Record Date:	March 20, 2023

Proxy Materials Distribution Date:	On or around March 30, 2023

*

We have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. If you plan to participate in the virtual meeting, please see “Proxy Statement Summary—Virtual Annual Meeting of Stockholders” for more detailed information. Stockholders will be able to attend the Annual Meeting and vote online via the Internet.

Items of Business and Voting Recommendations

Agenda Items	Board’s Voting Recommendation	Page Reference (for more detail)
1. Election of three Class II directors (the “Director Election Proposal”)*	FOR the election of each director nominee	8
2. Ratification of the appointment of KPMG LLP (the “Auditor Ratification Proposal”)	FOR	36
3. Approval, on an advisory basis, of named executive officer compensation (the “Say-on-Pay Proposal”)	FOR	39

*

Pursuant to our Corporate Governance Guidelines, each of the director nominees has tendered an irrevocable resignation that becomes effective if (i) such nominee fails to receive more “FOR” votes than “WITHHELD” votes in an uncontested election of directors at an annual meeting and (ii) the Board accepts such resignation. For additional information concerning this policy, see “Proposal 1—Election of Directors—Vote Required; Director Resignation Policy for Failure to Receive Majority Vote in Election” on page 8.

WINGSTOP INC. 2023 PROXY STATEMENT | 1

PROXY STATEMENT SUMMARY

HIGHLIGHTS FOR FISCAL YEAR 2022

Highlights of Wingstop’s performance during fiscal year 2022 (which included a 53rd operating week as compared to fiscal year 2021) include, among other things:

1.	As of 12/31/2022.

2.	For the period from the Company’s initial public offering on June 12, 2015 to December 31, 2022.

3.	For the fiscal year ended 12/31/2022.

4.

For the fiscal year ended 12/31/2022. See notes 3 and 4 in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators” in our Form 10-K filed on February 22, 2023 for a reconciliation of Adjusted EBITDA and Adjusted EPS, non-GAAP financial measures, to net income as reported under GAAP.

Corporate Governance Highlights

Highlights of Wingstop’s corporate governance practices include, among other things, the following:

•	we recently separated the roles of Chair and Chief Executive Officer and increased the size of our Board by adding a ninth member;

•	all directors, with the exception of our Chief Executive Officer, are independent, and we have 100% independent Board committees;

•	our Nominating and Corporate Governance Committee, through its recommendations to the Board in 2021, implemented refreshment actions, including the rotation of committee members and committee chairs of our standing committees to offer fresh perspectives and varied experience, and formed a Technology Committee;

•	our Board conducts annual Board and committee self-evaluations;
•	we continue to track environmental, social, and governance metrics such as diversity, equity and inclusion, food waste minimization and community involvement in an effort to operate and govern our Company in a socially responsible manner;

•	we increased the diversity of our Board, on which 56% of our Board classifies as diverse (with three female and three racially or ethnically diverse directors); and

•	we continue our efforts to give back through Wingstop Charities to the communities we serve, donating more than $1.5 million in grants since forming Wingstop Charities in 2016.

2 | WINGSTOP INC. 2023 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Compensation Best Practices

The table below summarizes the Company’s key executive compensation practices, including practices the Company has implemented that the Compensation Committee believes will help drive corporate performance, as well as those practices that the Company has chosen not to implement because the Company believes they do not serve its stockholders’ interests.

What We Do			What We DON’T Do
✓	Pay for performance. Tie pay to performance by ensuring that a significant portion of executive compensation is performance-based and at-risk.	✗

Repricing. Stock option exercise prices are set equal to the grant date fair market value and may not be repriced, except for certain adjustments that may be made in connection with extraordinary transactions, such as dividend equivalency adjustments or a stock split.

✓

Performance metrics tied to Company performance. The performance metrics for our performance-based cash bonus plan and performance-based equity awards are tied to the Company’s performance, aligning executive and stockholder interests. We believe that cash-based performance compensation emphasizes pay-for-performance and rewards our executives for achieving performance goals, while equity-based performance compensation emphasizes the Company’s long-term performance and further aligns the interests of our executives with those of our stockholders.

✗

Excess golden parachute agreements. The termination benefits payable to our senior officers, other than our Chief Executive Officer, under our Executive Severance Plan range from only 1.0 to 2.0 times base salary and bonus (only 2.0 to 2.5 times base salary and bonus for our Chief Executive Officer).

✓

Robust stock ownership and retention guidelines. Our stock ownership and retention policy has guidelines requiring our Chief Executive Officer to own five times his annual base salary in common stock or common stock derivatives and our executive vice presidents and senior vice presidents to own three and two times their annual base salary in common stock or common stock derivatives, respectively.

		✗	Tax gross-ups. Our equity award agreements do not provide for excise tax gross-ups.
✓

Clawback policy. Our incentive-based compensation recoupment policy provides that, if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws, we may seek to recover any payment received by any current or former executive officer made in settlement of an equity or incentive award during the three-year period preceding the accounting restatement. The amount to be recovered will be based on the excess of the amount paid under the award over the amount that would have been paid under the award if the financial statements had been correct.

		✗	Share recycling. We do not recycle shares withheld for taxes or used to pay the exercise price for an outstanding award, or have other liberal share-counting features.
✓	Independent compensation consultant. The Compensation Committee uses Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consultant, to assist in designing its compensation policies.	✗	Hedging or pledging shares. Our insider trading compliance policy prohibits our directors and named executive officers from any hedging or pledging of Company securities.
✓

Listen to our stockholders. We hold an advisory vote on executive compensation annually and actively review the results of these votes, as well as our discussions with our stockholders, when we make compensation decisions.

		✗	Single trigger change in control agreements. We have no single trigger change in control agreements.

WINGSTOP INC. 2023 PROXY STATEMENT | 3

PROXY STATEMENT SUMMARY

Proposal 1—Director Election Proposal

Director Nominees

The Board of Directors is asking you to elect the three nominees named below as Class II directors for terms that expire at the 2026 annual meeting of stockholders. The following table provides summary information about the three director nominees. For more information about the director nominees, see pages 9 and 10.

Name	Experience/Qualifications	Independence Status	Board Positions and Committees	End of Term (if re-elected)
Lynn Crump-Caine	Corporate Governance, Executive Management, International, Marketing, Operations, Restaurant Industry, Risk Management, Strategy, Technology	Independent	Chair of the Board; Audit Committee Member; Nominating and Corporate Governance Committee Member	2026
Wesley S. McDonald	Corporate Governance, Executive Management, Financial & Accounting, Operations, Retail Industry, Risk Management, Strategy	Independent	Audit Committee Member; Compensation Committee Member	2026
Ania M. Smith	Corporate Governance, Executive Management, International, Marketing, Operations, Retail Industry, Risk Management, Strategy, Technology	Independent	Compensation Committee Member; Technology Committee Member	2026

Vote Required

The election of the director nominees will be determined by a plurality of the votes cast at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). However, pursuant to our Corporate Governance Guidelines, each of the director nominees has tendered an irrevocable resignation that becomes effective if such nominee fails to receive more “FOR” votes than “WITHHELD” votes in an uncontested election of directors at an annual meeting and the Board accepts such resignation. For additional information concerning this policy, see “Proposal 1—Election of Directors—Vote Required; Director Resignation Policy for Failure to Receive Majority Vote in Election” on page 8.

Proposal 2—Auditor Ratification Proposal

Auditor Ratification

The Board is asking you to ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 30, 2023. Set forth on page 38 is summary information with respect to the fees for services provided to us by KPMG during the fiscal years ended December 31, 2022 and December 25, 2021.

Vote Required

The approval of the Auditor Ratification Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

Proposal 3—Say-on-Pay Proposal

Say-on-Pay

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement. For a detailed description of our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 42.

Vote Required

The approval of the Say-on-Pay Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting.

4 | WINGSTOP INC. 2023 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Voting Procedures

Voting Rights of the Stockholders

Each share of our common stock is entitled to one vote on each matter to be acted upon at the Annual Meeting. Our stockholders are not entitled to cumulative voting rights, and dissenters’ rights are not applicable to the matters being voted upon at the Annual Meeting.

Only owners of record of shares of common stock at the close of business on March 20, 2023, the record date, are entitled to vote at the Annual Meeting, or at any adjournments, postponements, or recesses thereof. There were 29,968,437 shares of common stock issued and outstanding on the record date.

If your shares are held through a broker (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided to you by your broker in order to instruct your broker on how to vote your shares. Stockholders who hold shares in street name should generally be able to vote by returning the voting instruction card to their broker or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker.

With respect to each of the proposals to be acted upon at the Annual Meeting, you may vote as follows:

•	Director Election Proposal: “FOR” each of the nominees or “WITHHOLD” from each of the nominees;

•	Auditor Ratification Proposal: “FOR,” “AGAINST,” or “ABSTAIN”; and

•	Say-on-Pay Proposal: “FOR,” “AGAINST,” or “ABSTAIN”.

All properly executed written proxies, and all properly completed proxies submitted by the Internet or telephone, that are delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of the voting at the Annual Meeting. For details regarding how to revoke your proxy, see “— Revocability of Proxy” below.

Quorum

The presence, in person, by a duly authorized representative in the case of a corporation or other legal entity, or through representation by proxy, of the holders of a majority of the combined voting power of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to transact business at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of a quorum at the meeting.

Effect of Votes Withheld, Abstentions and Broker Non-Votes

Abstentions, broker non-votes and votes withheld are included in the number of shares of common stock present for determining a quorum for all proposals.

The election of directors will be determined by a plurality of votes cast. As a result, votes “WITHHELD” will have no impact with respect to the election of directors, except that pursuant to our Corporate Governance Guidelines, each of the director nominees has tendered an irrevocable resignation that becomes effective if (i) such nominee fails to receive more “FOR” votes than “WITHHELD” votes in an uncontested election of directors at an annual meeting and (ii) the Board accepts such resignation. For additional information concerning this policy, see “Proposal 1—Election of Directors—Vote Required; Director Resignation Policy for Failure to Receive Majority Vote in Election” on page 8.

Pursuant to our Bylaws, except as otherwise required by applicable law or regulation or by the Charter, all matters before the Annual Meeting other than the election of directors are determined by the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting. An abstention is not an “affirmative vote,” but an abstaining stockholder is considered “entitled to vote” at the Annual Meeting. Accordingly, an abstention will have the effect of a vote against the Auditor Ratification Proposal and the Say-on-Pay Proposal, as applicable.

WINGSTOP INC. 2023 PROXY STATEMENT | 5

PROXY STATEMENT SUMMARY

Under applicable stock exchange rules, brokers who hold shares on behalf of beneficial owners have the authority to vote on certain proposals when they have not received instructions from the beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item under applicable stock exchange rules and has not received voting instructions from the beneficial owner.

Your broker does not have discretionary authority to vote your common stock with respect to the Director Election Proposal or the Say-on-Pay Proposal in the absence of specific instructions from you. Where a broker does not have discretionary authority to vote your common stock, such broker is not considered “entitled to vote” with respect to a particular proposal at the Annual Meeting. Accordingly, a broker non-vote will have no effect on the Director Election Proposal or the Say-on-Pay Proposal. Broker non-votes are not applicable to the Auditor Ratification Proposal because your broker has discretionary authority to vote your common stock with respect to such proposals.

Revocability of Proxy

Your proxy is revocable at any time before the polls close at the Annual Meeting. If you wish to revoke your proxy and change your vote, you may:

•	vote again by the Internet or by telephone, if available, prior to the start of the Annual Meeting;

•	give written notice to our Corporate Secretary prior to the start of the Annual Meeting that you wish to revoke your proxy and change your vote;

•	submitting a later dated proxy with new voting instructions by mail, so long as such proxy card is received prior to the start of the Annual Meeting;

•	vote again electronically at the Annual Meeting.

If you are a beneficial owner of your shares and your shares are held through a broker, you must contact your brokerage firm, bank or other custodian to revoke any prior voting instructions.

Virtual Annual Meeting of Stockholders

This year’s Annual Meeting will be completely virtual and will be conducted online only via live webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder as of the Record Date or if you hold a valid proxy for the Annual Meeting. You will be able to participate in the Annual Meeting online and submit your questions prior to the meeting by visiting www.proxydocs.com/WING. You also will be able to vote your shares electronically at the Annual Meeting.

In order to attend the virtual Annual Meeting, you must register in advance at www.proxydocs.com/WING prior to the deadline of May 12, 2023 at 5:00 p.m. eastern time. The control number located in the shaded gray box of your proxy card and/or voting authorization form will be required to register. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting, and you will have the ability to submit questions prior to the Annual Meeting. Please be sure to follow the instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email.

You can submit questions electronically prior to the Annual Meeting. During the Q&A session of the meeting, members of our management will answer the questions that were submitted in advance of the meeting, as time permits. To ensure the Annual Meeting is conducted in a manner that is fair to all stockholders, we reserve the right, in our sole discretion, to edit or reject questions we deem profane, repetitive, not relevant to the business of the Company, or otherwise inappropriate.

2024 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in the proxy statement for our annual meeting of stockholders expected to be held in May 2024 pursuant to SEC Rule 14a-8 must be received by us by December 1, 2023. Director nominations or other business to be brought before the 2024 Annual Meeting of Stockholders by a stockholder, other than Rule 14a-8 proposals described above, must be received by us between January 18, 2024 and February 17, 2024. In addition to satisfying the

6 | WINGSTOP INC. 2023 PROXY STATEMENT

PROXY STATEMENT SUMMARY

requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 18, 2024. For more information, see “Next Annual Meeting—Stockholder Proposals” on page 77.

Solicitation Matters

Proxies are being solicited by the Board of Directors on behalf of the Company. We have hired Innisfree M&A Inc. (“Innisfree”) to provide us with consulting and analytic services and solicitation services for banks, brokers, institutional investors, and individual stockholders. Innisfree’s fee for these services is $20,000, plus reimbursement of reasonable out-of-pocket expenses. All costs of solicitation will ultimately be borne by the Company. We have agreed to indemnify Innisfree against certain liabilities and expenses, including liabilities under the federal securities laws.

Our officers, directors, and employees may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. These officers and employees will not receive additional compensation but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries, in connection with shares of the common stock registered in their names, will be asked to forward solicitation material to the beneficial owners of shares of common stock. We will reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials and collecting voting instructions.

Householding

In an effort to reduce our printing costs, mailing costs, and fees, we have elected to adopt “householding”. Under this approach, if paper copies are requested, we will deliver only one copy of our fiscal 2022 Annual Report and this Proxy Statement to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from the stockholders. Stockholders who participate in householding will continue to receive separate proxy cards if they receive a paper copy of proxy materials in the mail.

Upon written or oral request, we will deliver a separate copy of our fiscal 2022 Annual Report and this Proxy Statement to a stockholder at a shared address to which a single copy of the documents has been delivered.

If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Investor Relations at IR@wingstop.com or Wingstop Inc., 15505 Wright Brothers Drive, Addison, Texas 75001. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

WINGSTOP INC. 2023 PROXY STATEMENT | 7

PROPOSAL 1— ELECTION OF DIRECTORS

Our business and affairs are managed under the direction of our Board and its committees. Pursuant to the Charter and our Bylaws, our Board is required to consist of between three and fifteen directors divided into three classes, with the number of directors serving in each class to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The directors within each class serve on the Board for staggered three-year terms.

Currently, our Board consists of nine directors, with three directors in each class. The three director classes are as follows:

•	Class I, consisting of Krishnan (Kandy) Anand, David L. Goebel, and Michael J. Hislop, whose terms will expire at the annual meeting of stockholders to be held in 2025;

•	Class II, consisting of Lynn Crump-Caine, Wesley S. McDonald, and Anna (Ania) M. Smith, whose terms expire at the Annual Meeting and, therefore, are standing for election to the Board; and

•	Class III, consisting of Kate S. Lavelle, Kilandigalu (Kay) M. Madati, and Michael J. Skipworth, whose terms will expire at the annual meeting of stockholders to be held in 2024.

Directors hold office until their successor is duly elected and qualified or until their earlier death, resignation, or removal. Our directors may only be removed for cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of our voting stock at a meeting of the stockholders called for that purpose.

Board Nominees for Election at the Annual Meeting

The terms of Mses. Crump-Caine and Smith and Mr. McDonald, each a Class II director, expire at the Annual Meeting. Upon the recommendation of our Nominating and Corporate Governance Committee, Mses. Crump-Caine and Smith and Mr. McDonald have been nominated for re-election. If elected, Mses. Crump-Caine and Smith and Mr. McDonald will hold office for a three-year term expiring at the annual meeting of stockholders to be held in 2026.

Each director nominee has consented to being named in this Proxy Statement and to serve as a director if elected.

The persons named on the accompanying proxy card, or their substitutes, will vote for the election of the three nominees listed herein, except to the extent authority to vote for one or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. If any of the nominees becomes unable or unwilling to serve, the persons named as proxies on the accompanying proxy card, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

Vote Required; Director Resignation Policy for Failure to Receive Majority Vote in Election

To be elected as a director, each director nominee must receive a plurality of the votes cast at the Annual Meeting. Nonetheless, pursuant to our Corporate Governance Guidelines, each of the director nominees has tendered an irrevocable resignation that becomes effective if (i) such nominee fails to receive more “FOR” votes than “WITHHELD” votes in an uncontested election of directors at an annual meeting and (ii) the Board accepts such resignation.

The Nominating and Corporate Governance Committee must consider the resignation and recommend to the Board the action to be taken with respect to the resignation. The director whose resignation is under consideration shall not participate in the Nominating and Corporate Governance Committee’s recommendation with respect to the resignation. The Board is required to consider and act on the recommendation within ninety days following certification of the stockholder vote and will publicly disclose its decision whether to accept the resignation offer.

A copy of our Corporate Governance Guidelines is available on the investor relations section of our website at https://ir.wingstop.com.

8 | WINGSTOP INC. 2023 PROXY STATEMENT

PROPOSAL 1—ELECTION OF DIRECTORS

Director Nominees for Terms Expiring at the 2026 Annual Meeting

LYNN CRUMP-CAINE
Director Since 2017 Age: 66 Independent Chair of the Board of Directors Audit and Nominating and Corporate Governance Committees
Favorite Wingstop Flavor:

Ms. Crump-Caine is our Board Chair and has been a member of our Board since January 2017. Ms. Crump-Caine brings 30 years of restaurant industry experience to our Board, having previously served as Executive Vice President of Worldwide Operations for McDonald’s, where her responsibilities included developing growth strategies, standards and systems, global supply chain, real estate development, and innovation worldwide. Prior to this role, she held numerous executive level positions including Executive Vice President, U.S. Restaurant Systems and Senior Vice President of U.S. Operations. Previously, Ms. Crump-Caine founded, and was Chief Executive Officer of, OutsideIn Consulting, an organizational performance and strategy development consulting firm. Ms. Crump-Caine brings substantial public company governance experience, having served on several public company and nonprofit company boards. Her current directorships include Thrivent Financial and Advocate Health (previously Advocate Aurora Health). Her former directorships include G&K Services and Krispy Kreme Doughnuts, Inc. Ms. Crump-Caine also serves as the Chair of the Board and a mentor with The ExCo Group (formerly known as Merryck & Co.), a global firm providing executive coaching and mentoring services.

Director Qualifications

Ms. Crump-Caine’s far-reaching restaurant industry knowledge and operational experience, including in various senior positions with McDonald’s Corporation, provides her with valuable and relevant experience in understanding and advising on complex operating systems, growth strategies, training, and brand development. In addition, her many years of public company board service provide her with valuable experience in corporate governance and risk management.

WESLEY S. MCDONALD
Director Since 2016 Age: 60 Independent Audit and Compensation Committees
Favorite Wingstop Flavor:

Mr. McDonald has been a member of our Board since May 2016. From 2003 to 2017, he served as an officer of Kohl’s Corporation, where he oversaw financial planning and analysis, investor relations, financial reporting, accounting operations, tax, treasury, non-merchandise purchasing, credit, and capital investment. He was promoted to Senior Executive Vice President, Chief Financial Officer in 2010 and to Principal Officer, Chief Financial Officer in 2015. Prior to joining Kohl’s, Mr. McDonald served as Chief Financial Officer and Vice President of Abercrombie & Fitch Co. Earlier in his career, he held several positions of increasing responsibility at Target Corporation. Mr. McDonald has been a member of the board of directors of Urban Outfitters, Inc. (NASDAQ: URBN) since May 2019, currently serves as its audit committee chair and is a member of its compensation committee.

Director Qualifications

Mr. McDonald’s experience as a chief financial officer and in other senior executive leadership roles working with publicly traded consumer products companies, and knowledge of complex financial matters provide him with valuable and relevant experience in corporate administration, strategic planning, corporate finance, financial reporting, mergers and acquisitions, and leadership of complex organizations, and provide him with the qualifications and skills to serve as a director.

WINGSTOP INC. 2023 PROXY STATEMENT | 9

PROPOSAL 1—ELECTION OF DIRECTORS

ANNA (ANIA) M. SMITH
Director Since 2022 Age: 48 Independent Compensation and Technology Committees
Favorite Wingstop Flavor:

Ms. Smith has been a member of our Board since July 2022. She has served as Chief Executive Officer at TaskRabbit, a global digital platform owned by Ingka (IKEA) that connects people seeking help with household tasks such as furniture assembly, handy work and moving services with those who can provide such assistance, since August 2020. Prior to joining TaskRabbit, she was Director, Head of Courier Operations at Uber from August 2019 to June 2020. From April 2015 to May 2018, Ms. Smith held several positions at Airbnb including Head of Business Operations, North America; Operations, Host Services; and Senior Lead, Host Growth.

Director Qualifications

Ms. Smith’s experience as a chief executive officer and head of operations at multiple eCommerce companies provides her with valuable and relevant global experience in operations, marketplace platforms, technology, business development and strategy with broad-based skills spanning product, marketing, and operational execution, particularly for marketplaces, all of which provide her with the qualifications and skills to serve as a director.

The Board of Directors recommends that you vote FOR each director nominee.

10 | WINGSTOP INC. 2023 PROXY STATEMENT

PROPOSAL 1—ELECTION OF DIRECTORS

Continuing Directors with Terms Expiring at the 2024 or 2025 Annual Meetings

The directors listed below will continue in office for the remainder of their terms and until their respective successor is duly elected and qualified or until their earlier death, resignation, or removal.

KRISHNAN (KANDY) ANAND
Director Since 2018 Age: 65 Independent Nominating and Corporate Governance (Chair) and Technology Committees
Favorite Wingstop Flavor:

Mr. Anand has been a member of our Board since August 2018. He currently serves as the Chief Executive Officer of Igniting Business Growth, a business consulting company, and as Chairman and Chief Executive Officer of Igniting Consumer Growth Acquisition Company, a special purpose acquisition company. Mr. Anand retired from Molson Coors Brewing Company in November 2019, where, prior to his retirement, he served as Chief Growth Officer beginning in 2016 and President and Chief Executive Officer of Molson Coors International LP from December 2009 to October 2016. Before joining Molson Coors, Mr. Anand held a variety of positions at The Coca-Cola Company, including president of Coca-Cola’s Philippine business from 2007 to 2009. He also served as vice president of Coca-Cola’s Global Commercial Leadership from 2004 to 2007 and as vice president of global brands strategy. He also served in various senior marketing strategy roles with Unilever in India from 1980 to 1996. Mr. Anand has served on the board of directors of British American Tobacco (NYSE: BTI), an international tobacco group, since February 2022. He served on the board of directors of Popeyes Louisiana Kitchen Inc. (NASDAQ: PLKI) from November 2010 to 2017 and Empower, Ltd., a NYSE-listed special purpose acquisition company (NYSE: EMPW), between October 2020 and July 2021.

Director Qualifications

Mr. Anand’s experience as a chief growth officer, executive leader of international operations and other marketing and strategy roles enables him to provide valuable guidance on business leadership, growth strategies, branding and operations. He also has experience on other public company boards, including a restaurant in the chicken category, which enables him to bring industry, corporate governance, compensation and other insights to our Board.

Mr. Anand’s term will expire at the annual meeting of stockholders to be held in 2025.

DAVID L. GOEBEL
Director Since 2017 Age: 72 Independent Compensation (Chair) and Nominating and Corporate Governance Committees
Favorite Wingstop Flavor:

Mr. Goebel has been a member of our Board since November 2017. He is the founding principal and President of Santoku, Inc., a private company formed in 2008 that operates a fast-casual pizza concept under the name Pie Five Pizza Company and Cultivare Greens & Grains. He also served as acting President and Chief Executive Officer of Mr. Goodcents Franchise Systems, Inc., the franchisor of Goodcents Deli Fresh Subs, from 2010 until December 2014. From 2001 to 2007, he served in various executive positions at Applebee’s International, Inc., including as President and Chief Executive Officer in 2006 and 2007, during which time it operated nearly 2,000 restaurants in the United States and abroad. Prior to that, Mr. Goebel was President of Summit Management, Inc., a consulting group specializing in executive development and strategic planning. Prior to that, he was the Chief Operating Officer of Finest Foodservice, LLC, a Boston Chicken/Boston Market franchise that he founded and co-owned, which was responsible for developing 80 restaurants within a seven-state area from 1994 to 1998. He currently serves as Chairman of the Board, and was previously Lead Director, of Jack In the Box Inc. (NASDAQ: JACK) and as a board member of Murphy USA Inc., a gas/convenience food company (NYSE: MUSA). Mr. Goebel has been a partner and faculty member for The ExCo Group (formerly known as Merryck & Co.), a global firm providing executive coaching and mentoring services, since May 2008.

Director Qualifications

Mr. Goebel’s more than 40 years of experience in the retail, food service, and hospitality industries provides him with extensive business, operational, management, and leadership development experience, as well as unique insights into restaurant operations, restaurant and concept development, supply chain management, franchising, executive development, risk assessment, risk management, succession planning, executive compensation, and strategic planning that enable him to provide valuable guidance to the Board.

Mr. Goebel’s term will expire at the annual meeting of stockholders to be held in 2025.

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PROPOSAL 1—ELECTION OF DIRECTORS

MICHAEL J. HISLOP
Director Since 2011 Age: 68 Independent Compensation and Technology Committees
Favorite Wingstop Flavor:

Mr. Hislop has been a member of our Board since October 2011. He served as Chairman of Corner Bakery, a national bakery-cafe chain, from February 2006 to March 2020 and served as its Chief Executive Officer from February 2006 to October 2015. In addition, Mr. Hislop was the Chairman of Il Fornaio from 2001 until June 2020, served as its Chief Executive Officer from 1998 until October 2015, and prior to that, served as President and Chief Operating Officer of Il Fornaio beginning in 1995. Prior to Il Fornaio, he was Chairman and Chief Executive Officer for Chevys Mexican Restaurants, where he built the company’s infrastructure in preparation for taking it public. He has also served in a number of operating positions at El Torito Mexican Restaurants and T.G.I. Friday’s. In 2010, Mr. Hislop was recognized by the International Foodservice Manufacturers Association with the Silver Plate award, which pays tribute to the most outstanding and innovative talents in foodservice operations, and in 2013, he received Nation’s Restaurant News’ Golden Chain Award, an honor bestowed on those representing the very best that the restaurant industry has to offer.

Director Qualifications

Mr. Hislop’s experience as a chief executive officer and chief operating officer in the restaurant industry and vast knowledge of franchise operations provide him with valuable and relevant experience in operations, brand management, consumer strategy, and leadership of complex organizations. This expertise, as well as his knowledge of corporate governance gained from service on a number of boards, make him an excellent resource for, and valued member of, the Board.

Mr. Hislop’s term will expire at the annual meeting of stockholders to be held in 2025.

KATE S. LAVELLE
Director Since 2019 Age: 57 Independent Audit (Chair) and Technology Committees
Favorite Wingstop Flavor:

Ms. Lavelle has been a member of our Board since March 2019. Ms. Lavelle has over 20 years of experience in finance and accounting, including 12 years in the restaurant and food service industry. Ms. Lavelle served as the Executive Vice President and Chief Financial Officer of Dunkin’ Brands, Inc. from December 2004 until July 2010. Prior to that, she was Global Senior Vice President for Finance and Chief Accounting Officer of LSG Sky Chefs, a wholly owned subsidiary of Lufthansa Airlines, from January 2003 until August 2004, and also served in various other management positions for LSG Sky Chefs from March 1998 until January 2003. She began her career at Arthur Andersen LLP where for more than 10 years she served as Senior Audit Manager in charge of administration of audits and other professional engagements. Ms. Lavelle served on the board of directors of Sonic Inc. from 2012 until 2018. Ms. Lavelle has also previously served as a director of Jones Lang LaSalle, a global financial and professional services firm.

Director Qualifications

Ms. Lavelle’s significant financial and accounting experience as chief financial officer and in other senior leadership roles with restaurant and other companies, as well as her experience as a director for a publicly traded restaurant company, make her a valued member of our Board. She has knowledge of complex financial and accounting matters that enables her to provide guidance on matters such as corporate administration, strategic planning, corporate finance, financial reporting, mergers and acquisitions, and leadership of complex organizations.

Ms. Lavelle’s term will expire at the annual meeting of stockholders to be held in 2024.

12 | WINGSTOP INC. 2023 PROXY STATEMENT

PROPOSAL 1—ELECTION OF DIRECTORS

KILANDIGALU (KAY) M. MADATI
Director Since 2017 Age: 50 Independent Audit and Technology (Chair) Committees
Favorite Wingstop Flavor:

Mr. Madati has been a member of our Board since March 2017. Mr. Madati is an accomplished digital, marketing, and media executive, with global management and business-transformation experience at some of the world’s most renown companies. Mr. Madati most recently served as the Chief Commercial Officer for FIFA, the international governing body of association football, futsal and beach soccer, from July 2021 to August 2022. Formerly, he was Global VP and Head of Content Partnerships of Twitter, Inc. from 2017 to 2020 and Executive Vice President and Chief Digital Officer of BET Networks, a subsidiary of Viacom, Inc., from 2014 to late 2017. Prior to that, he was Head, Entertainment & Media, Global Marketing Solutions for Facebook, an online social media and social networking service, from 2011 to 2014, and Vice President, Audience Experience & Engagement, at CNN Worldwide, a television news channel, from 2008 to 2011. Prior to that, he served in various leadership roles with Community Connect, a social-networking company, Octagon Worldwide, a leader in sports entertainment marketing, and BMW of North America, a worldwide automaker.

Director Qualifications

Mr. Madati’s experience as a chief commercial officer, head of content partnerships, chief digital officer, and other senior executive leadership roles working with media companies across a broad spectrum of industries, and knowledge of complex digital marketing and audience engagement matters provide him with valuable and relevant experience in digital media, strategic planning, marketing, and leadership of complex organizations, and provide him with the qualifications and skills to serve as a director.

Mr. Madati’s term will expire at the annual meeting of stockholders to be held in 2024.

MICHAEL J. SKIPWORTH
Director Since 2022 Age: 45 Not Independent President and Chief Executive Officer
Favorite Wingstop Flavor:

Mr. Skipworth has served as our Chief Executive Officer and a member of our Board since March 2022. He has served as our President since August 2021. Prior to being appointed as Chief Executive Officer, Mr. Skipworth served as our Chief Operating Officer from August 2021 until March 2022 and prior to that, served as Executive Vice President and Chief Financial Officer from February 2018 to August 2021 and Senior Vice President and Chief Financial Officer from August 2017 to February 2018. He joined Wingstop in December 2014 as Vice President, Corporate Controller, and served as Vice President of Finance from January 2016 to June 2017. In June 2017, Mr. Skipworth was appointed as our interim Chief Financial Officer and served in that role until his appointment as Chief Financial Officer in August 2017. Prior to joining Wingstop, Mr. Skipworth served as Senior Vice President of Finance and Accounting and Vice President, Corporate Controller at Cardinal Logistics Holdings, LLC, and as an audit senior manager at KPMG LLP.

Director Qualifications

Mr. Skipworth’s extensive experience in the restaurant industry, including his prior service as our Chief Operating Officer, Chief Financial Officer and his current service as our President and Chief Executive Officer, provide the Board with valuable insights into the Company and its industry.

Ms. Skipworth’s term will expire at the annual meeting of stockholders to be held in 2024.

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CORPORATE GOVERNANCE

Board Composition and Director Independence

The following table provides information about each director currently serving on our Board of Directors, including the director nominees, and the composition of the Board committees.

				Committee Membership
Name	Independent	Director Since	Director Class (Expiration of Current Term)	Audit	Compensation	Nominating and Corporate Governance	Technology

Lynn Crump-Caine	✓	2017	Class II (2023)	●		●

Krishnan (Kandy) Anand	✓	2018	Class I (2025)				●

David L. Goebel	✓	2017	Class I (2025)			●

Michael J. Hislop	✓	2011	Class I (2025)		●		●

Kate S. Lavelle	✓	2019	Class III (2024)				●

Kilandigalu (Kay) M. Madati	✓	2017	Class III (2024)	●

Wesley S. McDonald	✓	2016	Class II (2023)	●	●

Michael J. Skipworth		2022	Class III (2024)

Ania M. Smith	✓	2022	Class II (2023)		●		●

Chair	Audit Committee Financial Expert	● Member

14 | WINGSTOP INC. 2023 PROXY STATEMENT

CORPORATE GOVERNANCE

We follow the director independence standards set forth in The Nasdaq Stock Market (“Nasdaq”) corporate governance standards and the federal securities laws. The Board has reviewed and analyzed the independence of each director based on these criteria and affirmatively determined that each of Mses. Crump-Caine, Lavelle, and Smith and Messrs. Anand, Goebel, Hislop, Madati, and McDonald qualifies as “independent” and also meets the definition of “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act, as applicable. In making this determination, the Board considered:

•	relationships and transactions involving directors or their affiliates or immediate family members that would be required to be disclosed as related party transactions and described under “Certain Relationships and Related Party Transactions” on page 32; and

•	other relationships and transactions involving directors or their affiliates or immediate family members that did not rise to the level of requiring such disclosure, of which there were none.

There are no family relationships between any of our directors or executive officers.

Sunsetting the Classified Board

When the Company went public in 2015, the Board determined that a classified board structure was important to support the Company’s stability. As a maturing public company, our Board currently intends to submit for stockholder approval at the 2025 annual meeting of stockholders a proposal to amend the Company’s amended and restated certificate of incorporation to transition to a declassified Board beginning with our 2026 annual meeting of stockholders. This would result in the entire Board of Directors being elected annually at our 2028 annual meeting of stockholders.

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Director Skills and Experience

Our Nominating and Corporate Governance Committee regularly evaluates the skills, qualifications, and competencies that we believe are important for directors to provide effective oversight to our Company. The matrix below shows the areas of experience and expertise that our Nominating and Corporate Governance Committee have identified that our directors bring to the Board.

Corporate Governance experience supports our goals of strong accountability, transparency, and stockholder value protection	✓	✓	✓	✓	✓	✓	✓	✓	✓
Executive Management experience is important for leadership ability and talent development	✓	✓	✓ (CEO)	✓ (CEO)	✓	✓	✓	✓ (CEO)	✓ (CEO)
Financial & Accounting experience is important for overseeing our financial reporting and internal controls and for evaluating our capital structure	✓			✓	✓ (CFO)		✓ (CFO)	✓ (CFO)
International experience is valuable as the Company continues to extend its presence outside the U.S.	✓	✓	✓		✓	✓		✓	✓
Marketing experience is important in maintaining brand relevance and consumer engagement	✓	✓	✓	✓		✓			✓
Operations experience is important for ensuring best practices and executing initiatives	✓	✓	✓	✓		✓	✓	✓	✓
Restaurant Industry experience is important because it is the Company’s core business		✓	✓	✓	✓			✓
Retail Industry experience is relevant for understanding consumer behavior	✓		✓			✓	✓		✓
Risk Management experience is important for overseeing risks facing the Company	✓	✓	✓	✓	✓	✓	✓	✓	✓
Strategy is especially important for competing in a dynamic market	✓	✓	✓	✓	✓	✓	✓	✓	✓
Technology experience is important for enhancing consumer experience and internal operations	✓	✓			✓	✓		✓	✓

16 | WINGSTOP INC. 2023 PROXY STATEMENT

CORPORATE GOVERNANCE

Board Diversity Matrix

The table below provides certain information with respect to the composition of Wingstop’s board of directors, 56% of which classifies as diverse. Each of the categories listed in the table has the meaning ascribed to it in NASDAQ Listing Rule 5605(f).

Board Diversity Matrix (as of March 30, 2023)
Total Number of Directors:	9 (8 of whom are independent)

Part I: Gender Identity	Female	Male		Non-Binary	Did Not Disclose Gender
Directors	3	6		0	0

Part II: Demographic Background
African American or Black	1	1		0	0
Alaskan Native or Native American	0	0		0	0
Asian	0	1		0	0
Hispanic or Latinx	0	0		0	0
Native Hawaiian or Pacific Islander	0	0		0	0
White	2	4		0	0
Two or More Races or Ethnicities	0	0		0	0
LGBTQ+			0
Did Not Disclose Demographic Background			0

Independence	Diversity

89%	33% of our board members are female

of our board members are independent	56% of our board members are diverse

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CORPORATE GOVERNANCE

Board Leadership Structure

Our Board is led by the Chair of the Board. Our Bylaws provide that the Board appoints the Chair of the Board to preside at all meetings of the Board and stockholders and perform such other duties and exercise such powers as our Bylaws or the Board may prescribe. Our Bylaws and Corporate Governance Guidelines each provide that the Chair may also hold the position of Chief Executive Officer; however, the Chair and Chief Executive Officer positions were separated in March 2022. In accordance with our Corporate Governance Guidelines, the Board considers from time to time whether it is in the best interests of the Company to have the same person occupy the offices of Chair of the Board and Chief Executive Officer, using its business judgment after considering all relevant circumstances.

The Board believes, at this time, that separation of the Chair and CEO positions is appropriate and in the best interests of the Company and its stockholders; however, the Board believes that there is no specific leadership structure that best applies to all companies, nor is there one specific leadership structure that would permanently suit our Company. As a result, the decision as to whether to combine or separate the positions of Chair and Chief Executive Officer may vary from time to time, as conditions and circumstances warrant.

The Company’s Corporate Governance Guidelines provide that, in the event the Chief Executive Officer of the Company also serves as Chair of the Board, the Company will appoint a Lead Independent Director, who will preside over each executive session of the non-management directors. The primary role of the Lead Independent Director is to ensure independent leadership of the Board, as well as to act as a liaison between the non-management directors and our Chief Executive Officer. The Lead Independent Director also assists the Chair of the Board and the remainder of the Board in assuring effective governance in overseeing the direction and management of the Company. Lynn Crump-Caine served as Lead Independent Director from March 2017 to March 2022 until she was appointed to serve as the Chair of the Board.

Pursuant to the Company’s Corporate Governance Guidelines, the non-management directors meet in executive session at least twice each year without any non-independent directors or members of management being present. Ms. Crump-Caine presides at these meetings of our non-management directors and provides significant outside perspective and leadership. In 2022, the non-management directors met in executive sessions at certain scheduled meetings of the Board without any non-independent directors or members of management being present.

A copy of our Corporate Governance Guidelines is available on the investor relations section of our website at https://ir.wingstop.com.

Succession Planning

Our Board leadership structure was the result of substantial succession planning efforts. Our Board has worked to recruit highly qualified directors and establish a board structure that meets the needs of the Company and its stockholders. As a result of the Board’s succession planning efforts, our Board currently consists of nine members, all of whom are independent, with the exception of Mr. Skipworth who serves as President and Chief Executive Officer.

The Board has overall responsibility for executive officer succession planning and discusses and reviews succession planning on a regular basis. In 2022, the Board successfully implemented its succession plan with the appointment of Mr. Skipworth as Chief Executive Officer, following the departure of our former CEO. In addition, the Board has established and regularly reviews a formal emergency governance plan to address succession planning in the event of a crisis.

Meetings of the Board of Directors

During the fiscal year ended December 31, 2022, our Board met twelve times. All of our directors attended greater than 75% of the total meetings held by the Board and any committee on which the director served during the period of the fiscal year that the director was a member of the Board. Each member of the Board attended the virtual annual meeting of stockholders in 2022, except Ms. Smith, who joined the Board after the annual meeting. We expect that each director will attend the Annual Meeting, absent a valid reason, despite no formal policy requiring attendance at annual meetings.

Board Committees and Membership

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Technology Committee. Each committee reports to the Board as it deems appropriate and as the Board may request. The composition, duties, and responsibilities of these committees are described below.

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Audit Committee

The Audit Committee, in its oversight role, is responsible for, among other matters: (i) oversight of our accounting and financial reporting processes and audits of our financial statements; (ii) determinations regarding the appointment, retention, or termination of the independent auditors and approval of audit engagement fees and terms; (iii) monitoring and evaluating the qualifications, performance, and independence of the independent auditors on an ongoing basis, and oversight of the work and independence of the independent auditors; (iv) reviewing significant changes in our selection or application of accounting principles, and major issues as to the adequacy of our internal controls; (v) reviewing significant legal, compliance, or regulatory matters that may have a material impact on our business, financial statements, or compliance policies; (vi) discussing with management our guidelines, policies and processes relied upon and used by management to assess and manage our exposure to risk; (vii) oversight of our policy on related party transactions and reviewing related party transactions as required by such policy; (viii) establishment of procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters; (ix) oversight of our business conduct and compliance program; (x) reporting regularly to the Board summarizing the committee’s actions and any significant issues considered by the committee, including any issues as to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent auditors, or the performance of our internal audit function; and (xi) annually reviewing the charter and the performance of the Audit Committee.

Our Board has affirmatively determined that Mses. Lavelle and Crump-Caine, and Messrs. Madati and McDonald, meet the definition of “independent director” for purposes of serving on an Audit Committee under applicable SEC and Nasdaq rules. In addition, Ms. Lavelle and Mr. McDonald each qualifies and has been designated as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our Board has adopted a written charter for the Audit Committee, a copy of which is available on the investor relations section of our website at https://ir.wingstop.com. Under the terms of the Audit Committee Charter, the Audit Committee may form subcommittees and delegate its authority to those subcommittees as it deems appropriate. The Audit Committee held eight meetings during the 2022 fiscal year.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (i) setting the overall compensation philosophy, strategy, and policies for our executive officers and non-employee directors; (ii) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers and evaluating performance in light of those goals and objectives; (iii) reviewing and determining the compensation of our non-employee directors, Chief Executive Officer, and other executive officers; (iv) making recommendations to the Board of Directors with respect to our incentive and equity-based compensation plans; (v) reviewing and approving compensatory agreements and other similar arrangements between us and our executive officers; and (vi) annually reviewing the charter and the performance of the Compensation Committee.

Our Board has affirmatively determined that Messrs. Goebel, Hislop and McDonald and Ms. Smith meet the definition of “independent director” for purposes of serving on a compensation committee under applicable SEC and Nasdaq rules, as well as the definition of “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act.

Our Board has adopted a written charter for the Compensation Committee, a copy of which is available on the investor relations section of our website at https://ir.wingstop.com. The Compensation Committee held six meetings during the 2022 fiscal year.

Under the terms of the Compensation Committee charter, the Compensation Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Compensation Committee on certain matters. The Compensation Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. A description of the considerations and determinations of the Compensation Committee regarding the compensation of our named executive officers is contained in “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other matters: (i) recommending to the Board the qualifications, qualities, skills, and expertise required for Board membership; (ii) identifying potential members of the Board consistent with the criteria approved by our Board and selecting and recommending to the Board

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CORPORATE GOVERNANCE

the director nominees for election at annual meetings of stockholders or otherwise filling vacancies; (iii) evaluating and making recommendations regarding the structure, membership, and governance of the committees of the Board; (iv) developing and making recommendations to the Board with regard to our corporate governance policies and principles, including development of a set of corporate governance guidelines and principles; (v) reviewing and assessing the Company’s sustainability and environmental, social, and governance (“ESG”) policies, goals, and initiatives; (vi) overseeing the annual review of the Board’s performance; and (vii) annually reviewing the charter and the performance of the Nominating and Corporate Governance Committee.

Our Board has affirmatively determined that Mr. Anand, Ms. Crump-Caine and Mr. Goebel meet the definition of “independent director” for purposes of serving on a nominating and corporate governance committee under applicable SEC and Nasdaq rules.

Our Board has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the investor relations section of our website at https://ir.wingstop.com. Under the terms of the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee, with any actions taken being reported to the Committee at the next scheduled meeting. The Nominating and Corporate Governance Committee held five meetings during the 2022 fiscal year.

Technology Committee

In March 2021, our Board established a Technology Committee, which is responsible for, among other matters, oversight of: (i) the Company’s information technology strategy; (ii) the Company’s cybersecurity and technology-related risks and management efforts to monitor and mitigate those risks; (iii) the Company’s significant technology investments in support of our evolving global business needs; and (iv) the Company’s response to technology-based threats and opportunities.

Though not required under applicable SEC and Nasdaq rules for purposes of serving on a technology committee, the Board has affirmatively determined that Messrs.

Madati, Anand, and Hislop and Mses. Lavelle and Smith meet the definition of “independent director” under applicable rules.

Our Board has adopted a written charter for the Technology Committee, a copy of which is available on the investor relations section of our website at https://ir.wingstop.com. Under the terms of the Technology Committee charter, the Technology Committee may form subcommittees and delegate its authority to those subcommittees as it deems appropriate. The Technology Committee held four meetings during the 2022 fiscal year.

Board Oversight of Long-Term Growth Strategy

Our Board is responsible for overseeing our Company’s strategy for creating long-term growth. The Board recognizes that the restaurant industry is extremely competitive and rapidly evolving and that to generate long-term growth our strategy must allow us to quickly adapt to meet the demands of our customers. Our vision is to become a top 10 global restaurant brand. Based on our internal analysis, we believe there is opportunity for our brand to grow to 4,000+ restaurants across the United States and to 3,000+ restaurants internationally. Our strategy is built upon the foundation of our culture, the Wingstop Way (which we discuss in more detail below in “Environmental, Social and Governance — The Wingstop Way”), and investing in people as our competitive advantage. This strategy consists of three pillars:

(1)

Sustaining same-store sales growth by building brand awareness and working to close the awareness gap to top quick-service restaurant peers, expanding our delivery channel, and leveraging our digital platform and first party database of digital guests.

(2)

Maintaining best in class unit economics through the mitigation of volatility in cost of goods (e.g., poultry sourcing strategies), offering our guests menu innovation such as the launch of our chicken sandwich, and implementing operating efficiencies as we continue to gain economies of scale.

(3)	Accelerating growth through fortressing efforts in key U.S. markets, continuing international expansion, and leveraging our balance sheet.

Our management team and the Board regularly review our strategy so that it is designed to accomplish long-term growth.

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Risk Oversight

Our Board is responsible for overseeing our risk management. The Board focuses on our general risk management processes and the most significant risks facing us and oversees the management of those risks. Our management is responsible for day-to-day risk management, including identifying, evaluating, and mitigating potential risks that may exist at the enterprise, strategic, financial, operational, compliance, and reporting levels. Management keeps the Board apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. In addition to the broad risk-oversight functions performed by the Board as a whole, the Board has tasked certain of its committees with the responsibility of evaluating risks associated with specific elements of the Company’s business, operations, or governance, or with evaluating management’s assessments of these risks. Each committee regularly reports to the full Board, among other things, important risk-management matters considered by that committee.

Audit Committee

The Audit Committee is responsible for risk assessment and risk management and ensuring appropriate disclosure of risk factors in the Company’s public filings. Pursuant to its charter, the Audit Committee discusses with management and the Company’s independent auditor the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor, or control such exposures.

Compensation Committee

The Compensation Committee is responsible for overseeing the management of risks related to the Company’s compensation policies and practices and for overseeing the evaluation of the Company’s executive management. The Compensation Committee annually reviews compensation policies and practices for all employees, to confirm that they do not encourage unnecessary and excessive risk taking. The Compensation Committee also receives advice from FW Cook, its independent compensation consultant, regarding compensation-based risk issues.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee manages risks associated with the independence of the

Board and oversees the annual self-evaluation of the Board and its committees. The Nominating and Corporate Governance Committee also reviews and discusses with management the operational, regulatory and reputational risks of ESG matters on the Company, including management of such risks and impacts.

Technology Committee

The Technology Committee oversees management of risks associated with the Company’s technology and technology infrastructure, management’s efforts to monitor and mitigate those risks, and, together with the Audit Committee, the Company’s cybersecurity.

Selection of Director Nominees

General Criteria and Process

It is the Nominating and Corporate Governance Committee’s responsibility to review and recommend to the Board nominees for director and to identify one or more candidates to fill any vacancies that may occur on the Board. As expressed in our Corporate Governance Guidelines, we do not set specific criteria for directors, but the Company seeks to align Board composition with the Company’s strategic direction so that the Board members bring skills, experience, and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve.

The Company is committed to fostering an environment of diversity and inclusion, including among its Board members. Therefore, in considering director nominees, the Nominating and Corporate Governance Committee considers candidates who represent a diversity of race, ethnicity, gender, experience and personal backgrounds (including national backgrounds) that enhance the quality of the deliberations and decisions of the Board, in the context of the perceived needs of the structure of the Board at that point in time. Fifty-six percent of our Board members classify as diverse.

Directors are selected for their integrity, character, independent judgment, breadth of experience, insight, knowledge, and business acumen. As shown in the matrix under “Director Skills and Experience” above, the Nominating and Corporate Governance Committee also considers a director’s experience with corporate governance, executive management, finance and accounting matters, international operations, marketing, restaurant operations and the restaurant and retail industries, risk management, strategy, and technology.

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Leadership skills, franchise knowledge, familiarity with issues affecting global businesses, prior experience in the Company’s geographic markets, and expertise in capital markets, among others, may also be among the relevant selection criteria. These criteria will vary over time depending on the needs of the Board. Accordingly, the Board may adopt new criteria and amend or abandon existing criteria as and when it determines such action to be appropriate.

Under its charter, the Nominating and Corporate Governance Committee is responsible for determining criteria and qualifications for Board nominees to be used in reviewing and selecting director candidates, including those described in the Corporate Governance Guidelines.

For each of the nominees to the Board, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee in concluding that the nominee should serve as a director. The Nominating and Corporate Governance Committee also believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time, and the Nominating and Corporate Governance Committee will evaluate a Board candidate’s other commitments as part of its selection criteria.

In developing recommendations for new director candidates, the Nominating and Corporate Governance Committee identifies potential individuals whose qualifications and skills reflect those desired by the Board and evaluates and recommends to the Board all nominees for Board membership as specified in the committee’s charter.

Stockholder Recommendation of Director Candidates

Pursuant to the Company’s Bylaws, stockholders wishing to recommend candidates to be nominated for election to the Company’s Board may do so by sending to the attention of the Secretary at the address provided in this Proxy Statement a statement setting forth the information required by the advance notice provision in the Company’s Bylaws. Stockholder recommendations provided to the Secretary and received in accordance with the advance notice provision in the Company’s Bylaws will be considered and evaluated by the Nominating and Corporate Governance Committee in the same manner as candidates recommended from other sources. Our Nominating and Corporate Governance Committee has not established a minimum number of shares of common stock that a stockholder must own, or a minimum length of time during which the stockholder must own its shares of common stock, in order to recommend a director candidate for consideration. Stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the requirements of SEC Rule 14a-19(b) under the Exchange Act.

For information regarding stockholder nominations of directors and stockholder proposals, please see the “Next Annual Meeting—Stockholder Proposals” section of this Proxy Statement.

Executive Sessions of Independent Directors

The independent directors meet in executive session, without any non-independent directors or members of management present, at least twice each year. During the portion of fiscal 2022 when our Chair of the Board was not an independent director, our Lead Independent Director presided at such sessions.

Board and Committee Self-Evaluation

The Board believes a rigorous self-evaluation process is important to the ongoing effectiveness of the Board. To that end, each year the Board conducts a self-evaluation of its performance. As part of this process, each director individually completes an evaluation form on specific aspects of the Board, including the Board’s composition, the culture of the Board, committee structure, the Board’s relationship with management, Board meetings, and the Board’s oversight of strategy, risk, and other aspects of the Company’s business. The collective responses are then reviewed by the chair of the Nominating and Corporate Governance Committee and the full board. As part of the evaluation, the Board assesses the progress in the areas targeted for improvement a year earlier and develops actions to be taken to enhance the Board’s effectiveness over the next year. Additionally, each committee conducts an annual self-evaluation of its performance through a similar process. Further, individual Board members evaluate themselves and each other based on the criteria set forth in the matrix under “Director Skills and Experience” on page 16.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics, which is applicable to all directors and employees, including our executive and financial officers, and constitutes a “code of ethics” for purposes of Item 406(b) of Regulation S-K. The Code of Business Conduct and Ethics is available on our website at https://ir.wingstop.com and is available in print

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upon request from our Corporate Secretary. To the extent required by law, any amendments to, or waivers of, the Code of Business Conduct and Ethics with respect to one of our executive officers or directors will be disclosed on our website promptly following the date of such amendment or waiver.

Insider Trading Compliance Policy; Prohibition on Hedges and Pledges

We have an insider trading compliance policy that prohibits the purchase or sale of our securities while being aware of material, non-public information about the

Company as well as the disclosure of such information to others who may trade in securities of the Company. Our insider trading compliance policy also prohibits our directors, executive officers, and employees from engaging in hedging activities or other short-term or speculative transactions in the Company’s securities such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading compliance policy prohibits certain senior officers and all of our directors from pledging our stock or using it as loan collateral or as part of a margin account.

Stock Ownership and Retention Guidelines for Directors and Officers

We have adopted meaningful stock ownership and retention guidelines that apply to our directors and officers, which provide that each officer must own a multiple of annual base salary in our common stock or qualifying derivatives and each independent director must own a multiple of the director annual cash retainer in our common stock or qualifying derivatives. The following table summarizes the requirements of our stock ownership and retention guidelines.

Title	Stock Ownership Requirement

Chief Executive Officer	Five times annual base salary

Independent Director	Five times director annual cash retainer

Executive Vice Presidents	Three times annual base salary

Senior Vice Presidents	Two times annual base salary

Vice Presidents	One times annual base salary

Clawback Policy

We maintain a robust clawback policy for incentive compensation paid to current or former executive officers. Our 2015 Omnibus Incentive Compensation Plan (the “2015 Omnibus Plan”) authorizes the Compensation Committee to provide for the forfeiture or recoupment of a participant’s equity and cash awards in certain situations, such as the termination of the participant’s employment for cause, serious misconduct, breach of noncompetition, confidentiality or other restrictive covenants, or other activity detrimental to our business, reputation, or interests. If we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws, we may seek to recover from any current or former executive officer any payment in settlement of an award earned or accrued during the three-year period preceding the accounting restatement. The amount to be recovered will be based on the excess of the amount paid under the award over the amount that would have been paid under the award if the financial statements had been correct.

In addition, our Executive Severance Plan provides that our Compensation Committee has the authority to determine that a participant’s rights and/or benefits under the plan are subject to reduction, cancellation, forfeiture, or recoupment under certain circumstances. Further, if we are required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws, the Company will seek to recover from any participant any payment in settlement of an award earned or accrued during the three-year period preceding the date on which the Company is required to prepare an accounting restatement payment.

Compensation Committee Interlocks and Insider Participation

The directors serving on the Compensation Committee of the Board during the fiscal year ended December 31, 2022 were Messrs. Goebel (Chair), Hislop, Madati, and McDonald and Ms. Smith. None of these individuals is or has at any time during the past year been an officer or employee of ours. During the 2022 fiscal year, none of our executive officers served as a director of any corporation for which any of these individuals served as an executive officer and there were no other Compensation Committee interlocks or relationships with the companies with which these individuals or our other directors are affiliated.

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Communications with the Board of Directors

Any stockholder or other interested party who desires to communicate with the Board of Directors, a committee of the Board of Directors, the non-management/independent directors, the Chair, or other individual director may do so by writing to such director or group of directors at: 15505 Wright Brothers Drive, Addison, Texas 75001 to the attention of the Secretary.

The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Secretary that it is a communication for the Board of Directors. Upon receiving such a communication, the Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. The Board of Directors has requested that certain items that are unrelated to its duties and responsibilities be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

The Secretary will not forward any communication determined in his or her good faith belief to be frivolous, unduly hostile, threatening, illegal, or similarly unsuitable. The Secretary will maintain a list of each communication that was not forwarded because it was determined to be frivolous and will make such list available at the request of any member of the Board of Directors to whom such communication was addressed.

Stockholder Engagement

We recognize the value of regular, two-way dialogue with our stockholders and engage with investors on strategy, risk management, sustainability, corporate governance, executive compensation and other matters. We regularly review general governance trends and emerging best practices and invite feedback from our stockholders, which is brought to our Board as part of its decision-making process. Engagement with stockholders occurs in one-on-one meetings and calls with stockholder representatives, at our annual general meeting of stockholders, and through our regular participation in industry conferences, investor road shows and analyst meetings.

As a result of the Board’s regular review of its governance practices and engagement with stockholders, the Board currently intends to submit for stockholder approval at the 2025 annual meeting of stockholders a proposal to amend the Company’s amended and restated certificate of incorporation to transition to a declassified Board beginning with our 2026 annual meeting of stockholders. This would result in the entire Board of Directors being elected annually at our 2028 annual meeting of stockholders.

In addition, over the next year, the Board will continue to consider the feedback provided by stockholders with respect to our voting and other governance provisions in connection with the Board’s ongoing review of our corporate governance policies. We look forward to facilitating ongoing dialogue on these topics and others during 2023 and beyond.

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Environmental, Social and Governance —The Wingstop Way

At Wingstop, our mission is “To Serve the World Flavor.” It is a mission that we undertake quite literally with our 11 bold, distinctive flavors of chicken wings, tenders, and chicken sandwiches. This global mission aligns with how Wingstop approaches its ESG platform, which is in support of Wingstop’s core values, called The Wingstop Way.

The Wingstop Way is key to Wingstop’s success and includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. This value system extends to our ESG platform as we seek to provide value to our guests, team members and franchisees (our “brand partners”), stockholders, supplier partners and the communities in which we do business.

Our materiality assessment conducted in 2020 with a third party resulted in our decision to focus on the following areas for Wingstop’s ESG platform, which we continue to believe are the appropriate areas of focus:

•   Diversity, equity and inclusion (DEI);

•   Minimizing food waste; and

•   Community involvement and giving back.

The Nominating and Corporate Governance Committee periodically reviews and assesses the Company’s ESG policies, goals and initiatives and makes recommendations to the Board as appropriate based on such review and assessment.

In 2021, we launched our ESG site “Flavor for Good,” which serves as a repository for the progress we’ve made on initiatives to support our three ESG pillars of DEI, waste management and community involvement. Notable examples of some of our recent efforts and metrics include:

•   86% of our team members, 60% of our franchisees and 56% of our board members identify as diverse;

•   through our grease recycling initiative, we recycled nearly 13 million pounds of used cooking oil in 2022; and

•   in 2022, Wingstop Charities surpassed the $1.5 million mark in charitable grants and team member assistance since its inception in 2016.

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Our goal is to fulfill our social and environmental responsibilities in many ways, including making efforts to adhere to the beliefs set forth below.

Focus Area	What We Believe and Do
Stockholders

We believe in demonstrating that we are a responsible and ethical steward of stockholder interest by conducting our business based on our Code of Business Conduct and Ethics, which emphasizes conducting all business relationships with honesty, integrity, and respect. We value diversity and inclusion in all its forms, including diversity of thought and embracing healthy conflict to arrive at thoughtful business decisions that are good for our bottom line and consistent with our core values.

Guests

We believe in serving our guests flavor through a high-quality product with a great guest experience. We take food safety very seriously and have robust cooking and cleaning procedures in place to ensure the highest standards of food quality are met for the safety of our guests and team members. High standards of food quality translate to the authenticity of our ingredients, including hand-cut fries and veggies, made from scratch dips, and hand sauced and tossed chicken wings, tenders and chicken sandwiches. We listen and respond to our guests through a variety of feedback channels, including survey, social, and online review platforms. This feedback loop helps us stay connected to our guests and understand the macro areas that are important to them, as well as retain them in the event an experience was not optimal. Leveraging our CRM platform, we seek to continuously provide personalized communication and content that speaks to the guest and their needs in a relevant and timely manner.

Team Members & Brand Partners

We believe in fostering an inclusive, equitable and diverse work environment that is intended to enable all team members to achieve goals and contribute. Wingstop has a highly engaged workforce. Since our initial public offering in 2015, we and our brand partners, combined, have provided job opportunities to over 22,500 individuals. Wingstop is a Certified Great Place to Work; and we were recognized as a “Best and Brightest Companies to Work for in the Nation” in 2021. In 2020 we received the Stevie Award for “Employer of the Year: Food & Beverage”. We are dedicated to a talent development and performance management process aimed at ensuring each of our team members has a personal professional development plan to guide them through opportunities and help create their futures at Wingstop. We have implemented unconscious bias training for all of our corporate team members, including executive management, to facilitate respectful treatment of our guests and fair hiring and labor practices. We are an active member of the Women’s Foodservice Forum, an organization dedicated to accelerating the advancement of women leaders in the food industry. We have made pay equity a key focus of our diversity and inclusion efforts, and we monitor and benchmark the pay practices of our peers. We also support college and university internship programs throughout the year, and several interns have gone on to join us as Wingstop team members.

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Focus Area	What We Believe and Do
Community

POSITIVE IMPACT IN OUR COMMUNITIES

We believe in giving back to the communities we serve by providing all team members with paid time off to volunteer at charitable organizations through a quarterly Day of Giving. This year, Wingstop team members donated their time to serve local organizations, including Metrocrest Services and the Dallas Children’s Advocacy Center. We also participate in the Corporate Work Study Programs of Cristo Rey Dallas College Prep and Cristo Rey Fort Worth High School, college preparatory high schools that educate young people of limited economic means, allowing them to fund the majority of their education by spending one day a week working at a sponsoring employer in the community.

WINGSTOP CHARITIES

Wingstop Charities, a 501(c)(3) nonprofit corporation, was established in 2016 as a platform to support the community and our team members. Wingstop Charities’ mission is to engage youth in the pursuit of their passions, whether through education, arts, sports, career development, or food. Wingstop Charities helps amplify the work of our brand partners in their communities through a grants process. Since its inception, Wingstop Charities has donated over $1.5 million in charitable grants and team member assistance.

Under the Wingstop Charities’ umbrella sit three distinct initiatives: community grants, Team Member Foundation, and the Morrison Family Scholarship Program. The Team Member Foundation supports Wingstop team members across America who are experiencing financial hardship due to an emergency. In 2022, Wingstop Charities provided 24 team members with over $109,000 in team member assistance and 82 organizations received $311,000 in grant funding. Founded in 2021, the Morrison Family Scholarship Program is designed to provide Wingstop team members who are first generation college students with annual scholarships up to $2,500. In 2022, we provided 7 Wingstop team members with $17,500 in scholarships. Additionally, Wingstop Charities launched its Round-Up program which allows guests to round up to the nearest dollar when checking out on Wingstop.com. All proceeds from the program will go to Wingstop Charities, allowing it to make an even greater impact in local communities where Wingstop is served.

Supplier Partners

In 2022, we launched our Global Supplier Code of Conduct, which outlines the standards and business practices we expect of all our direct and extended suppliers. As a growing company with global reach, we are committed to the highest standards of business conduct and we expect our supplier partners to demonstrate the same commitment.

We also believe in making efforts to minimize our environmental impact and carbon emissions through working with our supplier partners to make improvements at our Company-owned and franchised restaurants. At our restaurants, frying oil is recycled through regional and national rendering companies and refined or recycled for use in animal feed or biodiesel production. Each new Wingstop restaurant in the U.S. is designed and built in an environmentally conscious way. Much of our kitchen equipment, including fryers, water heaters, and line refrigeration units are ENERGYSTAR® or similar specification rated. Additionally, all refrigeration is CFC and HCFC-free. We specify LED lighting in our restaurants, which uses only about ten percent of the energy required by incandescent lighting. We only use Zero VOC paints and floor stains, and low VOC wood stains. Our iconic metal wall finishes are made from 100% recycled materials. Additionally, we try to utilize high efficiency roof top units for all HVAC.

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Director Compensation

Our director compensation program is designed to attract and retain highly qualified directors and align their interests with those of our stockholders. We compensate non-employee directors with a combination of cash and equity awards as described below.

The Compensation Committee periodically reviews the director compensation program and recommends proposed changes for approval by the Board. As part of this review, the Compensation Committee considers the significant amount of time expended, and the skill level required, by each director not employed by Wingstop in fulfilling his or her duties on the Board, each director’s role and involvement on the Board and its committees, and market data prepared by its independent consultant, FW Cook.

The Compensation Committee reviews with FW Cook the competitiveness of the Company’s non-employee director compensation program, including annual cash and equity retainers for the independent board members and cash retainers for committee members. For 2022, our non-employee director compensation policy was as follows:

Recipient(s)	Annual Cash Compensation ($)(1)
Non-employee directors	70,000
Chair of the Board	42,500
Lead independent director (when applicable)	20,000
Audit committee chair	20,000
Audit committee members (excluding chair)	5,000
Compensation committee chair	15,000
Compensation committee members (excluding chair)	5,000
Nominating and corporate governance committee chair	10,000
Nominating and corporate governance committee members (excluding chair)	5,000
Technology committee chair	10,000
Technology committee members (excluding chair)	5,000

(1)

Amounts for leadership positions and committee memberships are in addition to the $70,000 annual retainer. Chairs of a committee receive the retainer listed for committee chair but not committee member.

In addition to the annual cash retainers set forth above, each of our non-employee directors is entitled to receive an annual equity award consisting of a number of shares of restricted stock having a total fair market value of $115,000 (or $157,500 in the case of the Chair of the Board) on the date of grant, with the date of grant being the date of our annual meeting of stockholders, and such shares of restricted stock vesting on the first anniversary of the date of grant. New directors elected after the annual meeting of stockholders receive a pro-rated equity award. The 2015 Omnibus Plan limits the value of non-employee director equity awards to $400,000 per fiscal year per non-employee director.

Under our non-employee director compensation policy, we also reimburse directors for all reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with Board and committee meetings.

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The following table sets forth information concerning the fiscal year 2022 compensation of our non-employee directors that served during any part of 2022. Neither Mr. Skipworth nor Mr. Morrison, each of whom served as our Chief Executive Officer during fiscal 2022, received additional compensation for his service as a director during 2022. See “Executive Compensation—Summary Compensation Table” for information concerning the compensation paid to Messrs. Skipworth and Morrison during 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	All Other Compensation(3) ($)	Total ($)

Independent Directors and Director Nominees

Lynn Crump-Caine, Chair	116,875(4)	157,524(5)	5,306	279,705

Krishnan (Kandy) Anand	85,000(6)	115,003(7)	5,306	205,309

David L. Goebel	90,000(8)	115,003(7)	5,306	210,309

Michael J. Hislop	80,000(9)	115,003(7)	5,306	200,309

Kate S. Lavelle	95,000(10)	115,003(7)	5,306	215,309

Kilandigalu (Kay) M. Madati	85,000(11)	115,003(7)	5,306	205,309

Wesley S. McDonald	80,000(12)	115,003(7)	5,306	200,309

Ania M. Smith	40,000(13)	105,423(14)	—	145,423

(1)

Amounts shown do not reflect compensation actually received by the applicable director. Rather, the amounts represent the approximate aggregate grant date fair value of restricted stock granted to such director in 2022, computed in accordance with ASC 718 and assuming no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 15, “Stock-Based Compensation,” in the annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2023.

(2)	The aggregate number of unvested restricted stock awards held by each director listed in the table above as of December 31, 2022 was as follows:

Name	Unvested Shares of Restricted Stock

Lynn Crump-Caine, Chair	2,082

Krishnan (Kandy) Anand	1,520

David L. Goebel	1,520

Michael J. Hislop	1,520

Kate S. Lavelle	1,520

Kilandigalu (Kay) M. Madati	1,520

Wesley S. McDonald	1,520

Ania M. Smith	1,164

(3)	Represents the cash dividends paid with respect to equity ownership upon vesting.

(4)

Represents the cash retainer fees paid to Ms. Crump-Caine for services as (i) a director, (ii) Chair of the Board beginning March 2022, (iii) member of the Audit Committee and the Nominating and Corporate Governance Committee and (iv) Lead Independent Director until March 2022.

(5)

Represents the approximate fair market value of an award of 2,082 shares of restricted stock granted on May 26, 2022 to Ms. Crump-Caine as Chair of the Board. These shares of restricted stock will vest in full on the first anniversary of the date of grant.

(6)	Represents the cash retainer fees paid to Mr. Anand for services as (i) a director, (ii) chair of the Nominating and Corporate Governance Committee and (iii) member of the Technology Committee.

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(7)

Represents the approximate fair market value of an award of 1,520 shares of restricted stock granted on May 26, 2022. These shares of restricted stock will vest in full on the first anniversary of the date of grant.

(8)	Represents the cash retainer fees paid to Mr. Goebel for services as (i) a director, (ii) chair of the Compensation Committee and (iii) member of the Nominating and Corporate Governance Committee.

(9)	Represents the cash retainer fees paid to Mr. Hislop for services as (i) a director and (ii) member of the Compensation Committee and the Technology Committee.

(10)	Represents the cash retainer fees paid to Ms. Lavelle for services as (i) a director, (ii) chair of the Audit Committee and (iii) member of the Technology Committee.

(11)	Represents the cash retainer fees paid to Mr. Madati for services as (i) a director, (ii) chair of the Technology Committee and (iii) member of the Compensation Committee.

(12)	Represents the cash retainer fees paid to Mr. McDonald for services as (i) a director and (ii) member of the Audit Committee and the Compensation Committee.

(13)	Represents the cash retainer fees paid to Ms. Smith for services as (i) a director and (ii) member of the Compensation Committee and the Technology Committee.

(14)

Represents the approximate fair market value of an award of 1,164 shares of restricted stock granted on July 13, 2022, the date Ms. Smith was elected to the Board. These shares of restricted stock will vest in full on May 26, 2023.

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Certain Relationships and Related Party Transactions

Since December 25, 2021, there have not been any transactions in which (i) we have been a participant, (ii) the amount involved in the transaction exceeds or will exceed $120,000, and (iii) any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of such individuals, had or will have a direct or indirect material interest (any such transaction, a “Related Party Transaction”).

We financially support Wingstop Charities, a 501(c)(3) nonprofit corporation established in 2016 as a platform to support the community and our team members. Wingstop Charities’ mission is to engage youth in the pursuit of their passions, whether through education, arts, sports, career development or food. Wingstop Charities helps amplify the work of our franchisees in their communities through a grants process. Since its inception, Wingstop Charities has donated over $1.5 million in charitable grants and team member assistance. In 2022, we contributed cash to Wingstop Charities in the amount of $100,000 and provided additional support of $370,000 to cover certain operating expenses.

Policies and Procedures With Respect to Related Party Transactions

In accordance with our written Policy on Related Party Transactions, our Audit Committee is responsible for reviewing and approving Related Party Transactions. When considering proposed Related Party Transactions, the Audit Committee will take into account the relevant facts and circumstances and will approve only those transactions that are not inconsistent with our best interests and the best interests of our stockholders. In addition, our Code of Business Conduct and Ethics requires that all of our employees and directors inform the General Counsel of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer will complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, director, or related person has a direct or indirect material interest.

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BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 17, 2023, for:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors, including our director nominees;

•	each of our named executive officers; and

•	all of our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under such rules, a person is generally deemed to beneficially own a security if such person has sole or shared voting or investment power with respect to that security, including with respect to options, restricted stock units and other derivative securities that are currently exercisable or exercisable within sixty days of March 17, 2023. With respect to the different types of awards that we issue under our incentive plans:

•	Shares underlying service-based stock options are deemed beneficially owned by a person if that person has the right to acquire such shares upon exercise of the stock option or the person would have the right to acquire such shares upon exercise of the stock option within sixty days of March 17, 2023, assuming that person continues to provide services to us during such time.

•	Shares of restricted stock are deemed beneficially owned by a person without regard to vesting conditions because under the terms of our long-term incentive plans and form of restricted stock award agreement a person who holds shares of restricted stock is entitled to vote such stock even if it has not vested.

•	Shares underlying service-based restricted stock units are deemed beneficially owned by a person if the units will vest and convert into shares within sixty days of March 17, 2023, assuming that person continues to provide services to us during such time.

•	Shares underlying performance-based restricted stock units will not be deemed beneficially owned by a person even if the performance-based restricted stock unit may vest within sixty days of March 17, 2023 because the satisfaction of the applicable performance conditions is outside of the person’s control.

Except as indicated in the footnotes below, we believe, based on the information furnished or available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to community property laws where applicable.

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BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The applicable percentage ownership is based on 29,968,437 shares of common stock outstanding at March 17, 2023, which includes shares of unvested restricted stock that are or were subject to vesting conditions.

	Shares Beneficially Owned

Name and Address of Beneficial Owner(1)	Number	% of Class

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	3,532,122	11.79%

The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	2,931,959	9.78%

Wellington Management Group LLP(4) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	2,745,890	9.16%

T. Rowe Price Associates, Inc(5) 100 E. Pratt Street Baltimore, MD 21202	2,318,081	7.74%

American Century Investment Management, Inc. (6) 4500 Main Street 9th Floor Kansas City, Missouri 64111	2,036,381	6.80%

Non-Employee Directors:

Krishnan (Kandy) Anand(7)	3,639	*

Lynn Crump-Caine(8)	7,578	*

David L. Goebel(7)	5,873	*

Michael J. Hislop(9)	12,844	*

Kate S. Lavelle(7)	3,751	*

Kilandigalu (Kay) M. Madati(7)	6,356	*

Wesley S. McDonald(7)	6,810	*

Ania M. Smith(10)	1,164	*

Named Executive Officers:

Michael J. Skipworth(11)	28,755	*

Alex R. Kaleida(11)	4,001	*

Donnie S. Upshaw(11)	12,129	*

Albert G. McGrath(11)	11,779	*

Marisa J. Carona(11)	2,313	*

Charles R. Morrison(11)	0	*

Stacy Peterson(11)	2,004	*

All directors and current executive officers as a group (14 persons)(12)	106,992	*
*	Less than one percent of Common Stock outstanding.

(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is c/o Wingstop Inc., 15505 Wright Brothers Drive, Addison, Texas 75001.

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(2)

Amount reported is based solely on the Amendment No. 7 to Schedule 13G filed with the SEC on February 1, 2023 by BlackRock, Inc. As reported therein, BlackRock, Inc. has sole voting power with respect to 3,455,838 shares, shared voting power with respect to 0 shares, sole investment power with respect to 3,532,122 shares, and shared investment power with respect to 0 shares.

(3)

Amount reported is based solely on the Amendment No. 7 to Schedule 13G filed with the SEC on February 9, 2023 by The Vanguard Group. As reported therein, The Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 51,101 shares, sole investment power with respect to 2,851,659 shares, and shared investment power with respect to 80,300 shares.

(4)

Amount reported is based solely on the Amendment No. 2 to Schedule 13G filed with the SEC on February 6, 2023 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (“Wellington”). As reported therein, Wellington has sole voting power with respect to 0 shares, shared voting power with respect to 2,442,647 shares, sole investment power with respect to 0 shares, and shared investment power with respect to 2,745,890 shares.

(5)

Amount reported is based solely on the Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2023 by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. (collectively, “T.Rowe Price”). As reported therein, T. Rowe Price has sole voting power with respect to 389,880 shares, shared voting power with respect to 0 shares, sole investment power with respect to 2,318,081 shares, and shared investment power with respect to 0 shares.

(6)

Amount reported is based solely on the Amendment No. 1 to Schedule 13G filed with the SEC on February 8, 2023 by American Century Investment Management, Inc., American Century Companies, Inc. and Stowers Institute for Medical Research (collectively, “American Century”). As reported therein, American Century has sole voting power with respect to 1,511,049 shares, shared voting power with respect to 0 shares, sole investment power with respect to 2,036,381 shares, and shared investment power with respect to 0 shares.

(7)	Includes 1,520 shares of unvested restricted stock, with respect to which the director has sole voting power but no investment power.

(8)	Includes 2,082 shares of unvested restricted stock, with respect to which the director has sole voting power but no investment power.

(9)

Includes 1,520 shares of unvested restricted stock and 5,105 shares of common stock held by The Hislop Revocable Trust u/a/d 12/19/1997 (the “Hislop Trust”). Mr. Hislop is a co-trustee of the Hislop Trust, the beneficiary of which is a member of Mr. Hislop’s immediate family. As such, Mr. Hislop may be deemed to share voting and investment power with respect to all of the shares held by the Hislop Trust. Mr. Hislop has sole voting and no investment power with respect to his shares of unvested restricted stock.

(10)	Includes 1,164 shares of unvested restricted stock, with respect to which the director has sole voting power but no investment power.

(11)

Included in the number of shares beneficially owned by Messrs. Skipworth, Kaleida, Upshaw, McGrath and Morrison and Mses. Carona and Peterson are 4,603, 719, 5,612, 3,735, 0, 1,887 and 0 shares, respectively, issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of March 17, 2023. Also included in the number of shares beneficially owned by Mr. McGrath are 452 restricted stock units vesting within 60 days of March 17, 2023. Stock ownership for Mr. Morrison and Ms. Peterson is as of January 6, 2023 and January 20, 2023, respectively.

(12)

Includes 16,556 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of March 17, 2023 and 452 restricted stock units that vest and convert into shares of common stock within 60 days of March 17, 2023.

WINGSTOP INC. 2023 PROXY STATEMENT | 35

PROPOSAL 2— RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG has served as our independent registered public accounting firm since March 6, 2019.

We are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 30, 2023. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the appointment, it will be considered as a direction to the Board and the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. A representative of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions by stockholders.

Information regarding fees paid to KPMG during fiscal year 2022 and fiscal year 2021 is set out below in “Fees Billed by Independent Registered Public Accounting Firm” on page 38.

Vote Required

The approval of the Auditor Ratification Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of the vote required.

The Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

36 | WINGSTOP INC. 2023 PROXY STATEMENT

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee is responsible for, among other things, reviewing with our independent registered public accounting firm the scope and results of their audit engagement. In connection with the audit for the fiscal year ended December 31, 2022, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements of Wingstop included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•	discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

•	received the written disclosures and letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG their independence.

Management is primarily responsible for Wingstop’s financial reporting process (including its system of internal control) and for the preparation of the consolidated financial statements of Wingstop in accordance with generally accepted accounting principles (“GAAP”). Our independent registered public accounting firm is responsible for auditing those financial statements and issuing an opinion on whether the audited financial statements conform with GAAP.

The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with GAAP and on the representations of KPMG included in their report to the financial statements of Wingstop.

Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Submitted by the Audit Committee (as of the fiscal year ended December 31, 2022):

Kate S. Lavelle, Chair

Wesley S. McDonald

Lynn Crump-Caine

WINGSTOP INC. 2023 PROXY STATEMENT | 37

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Billed By Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed by KPMG during the fiscal years ended December 31, 2022 and December 25, 2021. As discussed above, KPMG was engaged as the Company’s independent registered accounting firm in March 2019.

	KPMG

Name	Fiscal Year 2022	Fiscal Year 2021

Audit Fees(1)	$818,570	$726,070

Audit-Related Fees	—	—

Tax Fees(2)	—	17,162

All Other Fees(3)	35,000	—

Total Fees	$853,570	$743,232

(1)

Audit fees include fees for services rendered for the audit of our annual financial statements and the review of the interim financial statements. Audit fees also include fees associated with the review of filings made with the SEC, local statutory audits and consents for the franchise disclosure document.

(2)

Tax fees consist of fees billed for professional services rendered for tax compliance (including the preparation, review, and filing of tax returns), tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

(3)	All other fees consists of fees relating to accounting and reporting consultations.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all auditing services. All fees paid to our independent auditors in fiscal years 2022 and 2021 were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.

The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.

For the aforementioned periods, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

38 | WINGSTOP INC. 2023 PROXY STATEMENT

PROPOSAL 3— ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement. The vote on this matter is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

Our Board and the Compensation Committee believe that we maintain a compensation program that is tied to performance, aligns with stockholder interests, and merits stockholder support. Accordingly, we are asking our stockholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement by voting FOR the following resolution:

“NOW, THEREFORE, BE IT RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion related thereto.”

Although this vote is non-binding, the Board and the Compensation Committee value the views of our stockholders and will review the results. If there are a significant number of negative votes, we will take steps to understand those concerns that influenced the vote and consider them in making future decisions about executive compensation.

Our annual say on pay vote is one avenue for the Board to receive feedback from stockholders regarding our executive compensation program. At our 2022 meeting, 99% of the votes cast voted to approve our say on pay proposal.

At the 2018 Annual Meeting of Stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered these voting results and decided to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation. We expect that the next stockholder advisory vote to approve executive compensation will occur at the 2024 Annual Meeting of Stockholders. The next stockholder vote on the frequency of an advisory vote to approve executive compensation is also expected to occur at the 2024 Annual Meeting of Stockholders.

Vote Required

The approval, on a non-binding basis, of the Say-on-Pay Proposal requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock that are present in person or by proxy and entitled to vote at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of the vote required.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers on an advisory basis.

WINGSTOP INC. 2023 PROXY STATEMENT | 39

EXECUTIVE OFFICERS

Below is information regarding each of our current executive officers. Executive officers are elected annually by the Board to serve at the Board’s discretion until their successor is duly elected and qualified or until their earlier death, resignation, or removal. There are no family relationships between any of our directors or executive officers.

Name	Age	Executive Officer Since	Title

Michael J. Skipworth	45	2017	President and Chief Executive Officer

Marisa J. Carona	39	2021	Senior Vice President, Chief U.S. Franchise Operations Officer

Alex R. Kaleida	45	2021	Senior Vice President, Chief Financial Officer

Albert G. McGrath	65	2020	Senior Vice President, General Counsel and Secretary

Craig M. Sherwood	57	2022	Senior Vice President, U.S. Development

Donnie S. Upshaw	44	2021	Senior Vice President, Corporate Restaurants and Chief People Officer

Michael J. Skipworth serves as our President and Chief Executive Officer. His business experience is discussed above in “Proposal 1—Election of Directors—Director Nominees for Terms Expiring at the 2024 or 2025 Annual Meetings.”

Marisa J. Carona has served as our Senior Vice President, Chief U.S. Franchise Operations Officer since July 2022. Prior to this, she served as Senior Vice President, Chief Growth Officer from August 2021 to July 2022 and Chief of Staff and Vice President of Strategy from July 2019 to August 2021. Ms. Carona joined Wingstop in February 2015 as Vice President, Global Operations Services where she led the training, guest experience, and operations integration teams. Prior to joining Wingstop, from May 2012 to February 2015, Ms. Carona led strategic initiatives within the innovation and supply chain functions at 7-Eleven, where she served on the financial planning and analysis team. Previously, Ms. Carona was at Lockheed Martin from July 2005 to May 2012, where she held various leadership roles within operations with a focus on continuous improvement and project management.

Alex R. Kaleida has served as the Company’s Senior Vice President, Chief Financial Officer since August 2021. Prior to this appointment, he served as Vice President, FP&A from March 2019 to August 2021, where his responsibilities grew over time to include leading and overseeing FP&A, Internal Audit and Investor Relations. Prior to joining the Company, he served in various finance and strategic leadership positions with increasing responsibility at The Wendy’s Company from January 2014 until March 2019, where he last held the role of Senior Director, Corporate FP&A and Operations Finance reporting to the CFO. Prior to his time at The Wendy’s Company, he served in various positions at H.J. Heinz Company, where his responsibilities ranged from accounting to finance leadership roles across North American consumer products and food service business units as well as global strategy.

Albert G. McGrath has served as our Senior Vice President, General Counsel and Secretary since March 2020. Prior to joining Wingstop, from October 2014 to March 2020, Mr. McGrath served as General Counsel of Fogo de Chão, Inc., a formerly publicly traded global operator of Brazilian steakhouses. Prior to that, Mr. McGrath was a partner at Baker McKenzie LLP from April 2000 to October 2014, where he focused on domestic and international transactions, corporate governance, and capital markets.

40 | WINGSTOP INC. 2023 PROXY STATEMENT

EXECUTIVE OFFICERS

Craig M. Sherwood has served as our Senior Vice President, U.S. Development since August 2022. Prior to joining the Company, he served as Vice President, U.S. Development for Little Caesars Enterprises from 2020 to 2022. Prior to that, he served as Chief Development Officer for Gold’s Gym International from March 2019 to August 2020, and as Senior Vice President, Franchise & Licensing from February 2016 to February 2019. Gold’s Gym International filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on May 4 2020. From 2013 to 2016, he served as Senior Director, Franchise Development at Sonic Corp.

Donnie S. Upshaw has served as Chief People Officer since December 2021 and began oversight of corporate restaurants as Senior Vice President, Corporate

Restaurants in July 2022. Prior to this, he served as Senior Vice President of People from November 2019 to December 2021. He joined Wingstop in April 2018 as Vice President of People. Before joining Wingstop, Mr. Upshaw served as Vice President of HR for Credit Corp from March 2016 to April 2018, where he led initiatives that improved financial performance, fostered internal talent, and instilled a strong focus on employee culture and overall satisfaction. Prior to joining Credit Corp, from February 2015 to March 2016, Mr. Upshaw served as Director of HR and Compliance at Energy Dispatch, a subsidiary of RaceTrac Petroleum Inc. Previously, Mr. Upshaw spent 10 years in various leadership roles at RaceTrac Petroleum Inc. across Human Resources, talent and operations.

WINGSTOP INC. 2023 PROXY STATEMENT | 41

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The purpose of this Compensation Discussion and Analysis is to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and 2022 compensation programs and actions for our named executive officers. For fiscal year 2022, our named executive officers were as follows:

Michael J. Skipworth	President and Chief Executive Officer (Principal Executive Officer)

Alex R. Kaleida	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

Donnie S. Upshaw	Senior Vice President, Corporate Restaurants and Chief People Officer

Albert G. McGrath	Senior Vice President, General Counsel and Secretary

Marisa J. Carona	Senior Vice President, Chief U.S. Franchise Operations Officer

Charles R. Morrison	Former Chief Executive Officer (Former Principal Executive Officer)

Stacy Peterson	Former Executive Vice President, Chief Revenue and Technology Officer

This section should be read in conjunction with the compensation tables below, which provide a detailed view of the compensation paid to our named executive officers in 2022. Throughout this section, we use the term Adjusted EBITDA, which is a non-GAAP measure. See note 3 in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators” in our Form 10-K filed on February 22, 2023 for a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income as reported under GAAP.

Executive Summary

Wingstop is the largest fast casual chicken wings-focused restaurant chain in the world, with over 1,950 locations worldwide. We are dedicated to serving the world flavor through an unparalleled guest experience and offering of classic wings, boneless wings, tenders, and chicken sandwiches, always cooked to order and hand-sauced-and-tossed in 11 bold, distinctive flavors: Original Hot, Cajun, Atomic, Mild, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, Spicy Korean Q®, and Mango Habanero. We believe our simple and efficient restaurant operating model, low initial cash investment, and compelling restaurant economics help drive continued system growth through both existing and new franchisees and that our asset-light, highly-franchised business model generates strong operating margins and requires low capital expenditures, creating stockholder value through strong and consistent free cash flow and capital-efficient growth.

Highlights for Fiscal Year 2022

Highlights of Wingstop’s performance during fiscal year 2022 (which included a 53rd operating week) include, among other things:

•	System-wide restaurant count increased 13.2% over the prior year to a total of 1,959 worldwide locations, driven by 228 net unit openings;

•	Domestic same store sales increased 3.4% over the prior year, marking the 19th consecutive year of domestic same store sales growth;

•	System-wide sales increased 16.8% over the prior year to $2.7 billion;

•	Total revenue increased 26.6% over the prior year to $357.5 million;

•	Net income increased 24.1% over the prior year to $52.9 million;

42 | WINGSTOP INC. 2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

•	Our Adjusted EBITDA, a non-GAAP measure, increased 23.1% over the prior year to $108.8 million; and

•	We returned over $660 million in dividends to the Company’s stockholders since our initial public offering, as of December 31, 2022.

We believe that our named executive officers contributed significantly to obtaining these results during fiscal year 2022.

2022 Executive Compensation Program Overview

The objective of our executive compensation program is to attract, retain, and motivate high caliber, values-aligned talent who share our dedication to our community and are committed to supporting the growth of our business. We accomplish this through a straightforward compensation program that is focused on pay for performance.

Compensation Philosophy

Wingstop’s compensation policy reflects our philosophy that compensation should reward team members, including our named executive officers, for achievements that support the financial and strategic objectives of the Company. Our Compensation Committee, with input from management, has developed an executive compensation program that we believe is designed to (i) motivate, reward, and retain our leaders, (ii) support our strategic objectives, including long-term, sustainable growth and increasing stockholder value, and (iii) encourage strong financial performance on an annual and long-term basis, in each case without encouraging excessive or inappropriate risk taking.

Determining Executive Compensation

Overview

In determining the compensation for each named executive officer, the Compensation Committee primarily considers our performance during the previous year, based on financial and non-financial metrics, including the performance of our stock, as well as our outlook and operating plan of the coming year. The Compensation Committee also analyzes, with respect to each of our named executive officers:

•	such named executive officer’s role, responsibilities, and skills;

•	such named executive officer’s compensation for the previous year; and
•	such named executive officer’s performance in the prior fiscal year.

When making determinations about equity compensation for our named executive officers, the Compensation Committee considers, among other things, the size of the aggregate equity pool available for awards for the year and the relative allocation of such pool among the named executive officers and the other participants in our incentive plans and our overall equity dilution, burn rates and equity overhang levels. The Compensation Committee reviews the continuing retentive value of past awards granted to our named executive officers and considers the importance of retaining the officers to achieve our goals. The Compensation Committee also reviews the value of, and expense associated with, proposed and previously awarded equity grants.

Finally, the Compensation Committee analyzes, in consultation with FW Cook, compensation trends and competitive factors within our industry, as well as industries likely to compete for our talent, and the likelihood that our compensation packages will attract and retain high caliber personnel. With advice from FW Cook, the Compensation Committee has determined a compensation peer group, discussed below.

Parties Responsible for Determining Executive Compensation

The following parties are responsible for the development and oversight of our executive compensation program.

The Compensation Committee:

•	Is primarily responsible for executive compensation decisions, including reviewing, evaluating, and approving the compensation arrangements, plans, policies, and practices for our named executive officers, and overseeing and administering our incentive compensation plans.

•	Oversees risk management of our compensation policies, programs, and practices, including an annual review of Wingstop’s compensation programs to ensure that they are not reasonably likely to incentivize team member behavior that would result in any material adverse risks to Wingstop.

•	Has sole authority to continue or terminate its relationship with outside advisors, including FW Cook, its independent compensation consultant, and retain additional outside advisors as it deems necessary.

•	Requires that its compensation consultant be independent and reviews such independence at least annually.

WINGSTOP INC. 2023 PROXY STATEMENT | 43

COMPENSATION DISCUSSION AND ANALYSIS

Our independent compensation consultant (FW Cook):

•	Is engaged by and reports directly to the Compensation Committee.

•	Advises the Compensation Committee on various executive compensation matters, including executive compensation plan design, compensation levels, and compensation peer group.

•	Provides research, data analysis, and survey information to the Compensation Committee.

•	Advises the Compensation Committee on regulatory developments, market trends, and compensation best practices.

•	Conducts analyses related to the employment arrangements for new executive hires.

•	Provides assistance with the Compensation Committee’s review of the risk and reward structure of executive compensation plans, policies, and practices.

•	Attends Board and Compensation Committee meetings upon request.

The Compensation Committee assesses FW Cook’s independence annually and, with respect to 2022, has determined that its relationship with FW Cook and the work of FW Cook on behalf of the Compensation Committee has not raised any conflict of interest. FW Cook did not provide any services to Wingstop during 2022 other than its services as independent compensation consultant to the Compensation Committee.

Our Chief Executive Officer:

•	Makes individual compensation recommendations for executive officers (other than himself) to the Compensation Committee for its review and consideration, and if appropriate, approval, after considering market data, roles and responsibilities, and individual performance.

•	Works closely with the Chief People Officer and provides input to the Compensation Committee on our compensation program design, including, for example, our annual cash incentive program, our approach to granting equity awards, and other benefits.

The named executive officers, including our Chief Executive Officer, do not participate in any part of the process of reviewing and setting their own compensation levels.

Market Data, Competitive Positioning and Compensation Peer Group; Total Shareholder Return

The Compensation Committee relies on several factors in its review of total direct compensation opportunities for our executives, including a review of peer group data and available market data from industry surveys. Generally, our Compensation Committee targets total direct compensation for our executives within a competitive range of the median for our peer group and available market data. The Compensation Committee uses peer group data as a point of reference for designing our compensation programs and setting compensation levels. The Compensation Committee does not use peer group data as a single determinative factor, but rather as an external check to verify that our executive compensation programs are reasonable and competitive due to competitive pressures for talent outside of our industry.

44 | WINGSTOP INC. 2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

To develop the composition of the peer group, our Compensation Committee, with the assistance of FW Cook, reviewed companies in the restaurant industry using a number of criteria, including, among other things: non-franchise sales, franchise sales and systemwide sales, market capitalization, enterprise value, EBITDA, industry, customer base, and geography. Wingstop outperformed each member of its peer group in fiscal year 2022 with respect to three-year total shareholder return and was one of the top two companies with respect to three-year domestic same-store sales growth. Wingstop’s superior same-store sales growth in 2021 and strong year-end 2021 stock price provided high hurdles for one-year same-store sales growth and total shareholder return measurement in 2022, yet we were able to achieve our 19th consecutive year of same-store sales growth in 2022 and continued to deliver strong value to our shareholders in 2022, including through a $120 million special dividend.

The following graph sets forth each member of our peer group for 2022, as well as a comparison of our one-year total shareholder return to the one-year total shareholder return of each member of the peer group for the period of January 1, 2022 to December 31, 2022:

WINGSTOP INC. 2023 PROXY STATEMENT | 45

COMPENSATION DISCUSSION AND ANALYSIS

The following graph sets forth each member of our peer group for 2022, as well as a comparison of our three-year total shareholder return to the three-year total shareholder return of each member of the peer group for the period of January 1, 2020 to December 31, 2022:

THREE-YEAR TOTAL SHAREHOLDER RETURN COMPARED TO PEER GROUP

74%
Texas Roadhouse, Inc.
69%
Papa John's International, Inc.
35%
The Wendy's Company
8%
Jack in the Box Inc.
(8%)
The Cheesecake Factory Incorporated
(15%)
Dine Brands Global, Inc.
(16%)
El Pollo Loco Holdings, Inc.
(24%)
Fiesta Restaurant Group, Inc.
(26%)
Ruth's Hospitality Group, Inc.
(26%)
BJ's Restaurants, Inc.
(30%)
Shake Shack Inc.
(30%)
Denny's Corporation
(54%)
Carrols Restaurant Group, Inc.
(79%)
Red Robin Gourmet Burgers, Inc.
(83%)

Note: Close prices are adjusted for stock splits, cash dividends, rights offerings, and spin offs. Return dates: 1/1/2020 – 12/31/2022.
Del Taco was removed from the peer group when it was acquired by another member of the peer group in March 2022.

46 | WINGSTOP INC. 2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The following graph sets forth each member of our peer group for 2022 (or, with respect to restaurant groups in the peer group, their subsidiary brands), as well as a comparison of our one-year domestic same-store sales growth to the one-year domestic same-store sales growth of those entities for the period of January 1, 2022 to December 31, 2022:

.

WINGSTOP INC. 2023 PROXY STATEMENT | 47

COMPENSATION DISCUSSION AND ANALYSIS

The following graph sets forth each member of our peer group for 2022 (and, with respect to restaurant groups in the peer group, their subsidiary brands), as well as a comparison of our three-year domestic same-store sales growth to the three-year domestic same-store sales growth of those entities for the period of January 1, 2020 to December 31, 2022:

In March 2023, the Compensation Committee undertook a comprehensive review of the peer group. Potential peer companies were identified by assessing companies with the following characteristics: (i) companies in similar industries or other high growth industries (due to the limited number of high growth companies in the restaurant industry and the similarity of compensation programs among high growth companies across industries); (ii) companies with revenue and market capitalization ranging from one-third times to three times the Company’s revenue and market capitalization (also using the Company’s systemwide sales for comparison to other restaurant companies to acknowledge the operating complexity of the Company’s operations); and (iii) companies with high revenue and EBITDA growth and a high three-year total shareholder return.

Based on these peer group selection criteria, the Compensation Committee determined to make the following changes to the peer group for purposes of determining 2023 compensation: (i) removal of Carrols Restaurant Group, Inc., Fiesta Restaurant Group, Inc. and Red Robin Gourmet Burgers Inc. because they do not meet the performance criteria; (ii) removal of Del Taco Restaurants, Inc. because it was acquired by another peer in 2022; and (iii) addition of Alteryx, Inc., Five9, Inc., Freshpet, Inc., Planet Fitness, Inc., Rapid7, Inc., TechTarget Inc. and Tenable Holdings, Inc., all of which meet the revised selection criteria.

48 | WINGSTOP INC. 2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Executive Compensation

The key elements of our executive compensation program for our named executive officers include:

•	base salary;

•	a performance-based annual cash incentive opportunity; and

•	service-based and performance-based equity incentive awards.

In designing the Company’s executive compensation policies, the Compensation Committee considers pay as a whole. In practice, the total direct compensation opportunity for each of our named executive officers is based on many factors including competitive market data, the executive’s experience, importance of the role within the Company, the executive’s contribution to the Company’s long-term success and talent mobility.

Base salary is reviewed annually based on market positioning and individual qualifications. Performance-based annual cash incentives are earned based on achievement of financial and business-related performance targets (Adjusted EBITDA and net new openings).

The Compensation Committee obtained market data and insights from FW Cook at committee meetings during 2022 to understand various approaches under consideration by the Company’s peers and other publicly traded companies, including those that compete for our talent. The Compensation Committee also considered discussions with stockholders and the results of the 2022 advisory vote on executive compensation, with 99% of the shares cast by our stockholders voting to approve our say on pay proposal.

The Compensation Committee, considering FW Cook’s advice and stockholder discussions, concluded that the Company provides a competitive pay-for-performance package that effectively incentivizes and retains executives.

WINGSTOP INC. 2023 PROXY STATEMENT | 49

COMPENSATION DISCUSSION AND ANALYSIS

The following table summarizes the key elements of the long-term incentive components of our executive compensation program for 2022:

Compensation Element	Type	Form	Primary Objective	Additional Information

Performance-Based Equity Incentive • 50% weight for for all NEOs (other than former CEO - 67%)	Variable	Performance-Based Restricted Stock Units	Rewards long-term stockholder value creation

Awards will be earned, if at all, based on the Company’s return on incremental invested capital

•  Performance is measured over a three-year period

•  Award cliff vests following the three-year performance period

•  Payouts can range from 0% of target for below target performance, 100% for target performance, and 250% of target for outperformance

Service-Based Equity Incentive • 25% weight for all NEOs (other than former CEO - 33%)	Variable	Service-Based Stock Options	Stock options provide value only to the extent our stock price increases, thereby aligning executives’ interests with those of our stockholders	Awards vest ratably over a three-year service period • Options must be exercised within the ten-year term

Service-Based Equity Incentive • 25% weight for all NEOs (other than the former CEO - 0%)	Variable	Restricted Stock Units	Enhances stockholder alignment and rewards long-term value creation

Service-based restricted stock units are common in our industry and primarily encourage retention and alignment with long-term stockholder interests

•  Awards vest ratably over a three-year service period

50 | WINGSTOP INC. 2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

For any given year, the equity incentive compensation actually earned by or paid to our named executive officers may differ from the percentage allocations described above due to our actual performance relative to applicable performance measures.

Our named executive officers are eligible to participate in the standard employee benefit plans and programs available to our other employees, such as health and wellness benefits, skills workshops and training, the employee stock purchase plan and a 401(k) plan with matching contributions. We also provide severance and change in control related benefits to our named executive officers, as discussed in further detail below under “Other Compensation Components and Benefits — Severance and Change in Control Benefits.”

Base Salary

We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. Base salaries are determined by the Compensation Committee based on the facts and circumstances relevant to each named executive officer, including the breadth, scope, and complexity of the executive’s role, his or her experience, expected future contributions to the Company, current compensation, individual performance, and the competitive market.

The Company believes that a significant portion of a named executive officer’s compensation should be variable, based on the performance of the Company, in order to align our executives’ interests with the interests of our stockholders. Accordingly, base salary is only a portion of the overall total compensation of the named executive officers.

The following table provides information concerning the annual base salary of each of our named executive officers during 2022:

Name	2022 Base Salary ($)	2021 Base Salary ($)

Michael J. Skipworth(1)	700,000	575,000

Alex R. Kaleida	375,000	375,000

Donnie S. Upshaw(2)	435,000	400,000

Albert G. McGrath(3)	400,000	—

Marisa J. Carona(3)	375,000	—

Charles R. Morrison	800,000	800,000

Stacy Peterson(4)	600,000	490,000

(1)	Mr. Skipworth’s base salary was increased from $575,000 to $700,000 as of March 2022 due to his appointment as Chief Executive Officer.

(2)	Mr. Upshaw’s base salary was increased from $400,000 to $435,000 in September 2022 due to an increase in responsibilities.

(3)	Information for 2021 is not included because Mr. McGrath and Ms. Carona were not named executive officers during 2021.

(4)	Ms. Peterson’s base salary was increased from $490,000 to $600,000 in September 2022 due to an increase in responsibilities

Performance-Based Annual Cash Incentives

Pursuant to the 2015 Omnibus Plan, which authorizes our annual cash bonus plans, each of our named executive officers is eligible to earn an annual cash bonus, with a target annual incentive established as a percentage of such executive officer’s base salary (or, in the case of Mr. Upshaw in 2022, as a set amount).

The Compensation Committee sets bonus targets to advance our interests and the interests of our stockholders by (i) providing certain employees, including our named executive officers, with incentive compensation that is tied to the achievement of pre-established, objective performance goals, (ii) identifying and rewarding superior performance and providing competitive compensation to attract, motivate, and retain employees who have outstanding skills and abilities, and who achieve superior performance, and (iii) fostering accountability and teamwork throughout Wingstop. The Compensation Committee administers the determination of annual cash bonus awards. Bonuses under our bonus plans have historically been paid in March of the year following the year for which the bonus was earned.

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COMPENSATION DISCUSSION AND ANALYSIS

The 2022 target bonus for each named executive officer who received a 2022 annual cash bonus was as follows:

Name	Base Salary ($)	Target Percentage of Base Salary	Target Annual Incentive Amount ($)

Michael J. Skipworth	700,000	100%	700,000

Alex R. Kaleida	375,000	50%	187,500

Donnie S. Upshaw	435,000	65.5%(1)	285,000

Albert G. McGrath	400,000	50%	200,000

Marisa J. Carona	375,000	50%	187,500

(1)	Mr. Upshaw’s target bonus was increased to $285,000, or approximately 65.5% of base salary, in September 2022 due to an increase in responsibilities.

For 2022, the Compensation Committee set Adjusted EBITDA growth targets that had to be achieved for executive officers to be eligible to earn bonuses ranging from zero to 100% of their target annual incentive. For purposes of the 2022 cash bonus plan, Adjusted EBITDA (which is a non-GAAP measure) is defined as net income before interest expense, net, income tax expense, and depreciation and amortization, further adjusted for losses on debt extinguishment and financing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and stock-based compensation expense.

The performance targets for Adjusted EBITDA growth over the prior year and their respective bonus payouts for the 2022 annual cash incentive were as follows:

Adjusted EBITDA Growth	Bonus Payout

20.0% +	100%

19.0%	98%

18.0%	96%

17.0%	90%

15.0%	80%

13.0%	70%

12.0%	50%

<12.0%	0%

If the maximum Adjusted EBITDA growth target was achieved, a named executive officer would be eligible to earn from 1.0x to 2.0x the target annual incentive amount based on the achievement of the net new units performance targets outlined below:

Net New Units	Bonus (Multiplier)

>225	2.0

225	2.0

220	1.75

215	1.5

208	1.25

200	1.0

Despite industry challenges, our Adjusted EBITDA growth for 2022 was 23.1% over the prior year. For purposes of determining 2022 cash bonuses, we excluded the impact of the 53rd week in 2022, yielding an Adjusted EBITDA growth of 20.2% over the prior year, which exceeded the maximum growth target and allowed the bonus to be eligible for the bonus multiplier. Our 228 net new units exceeded the maximum target of 225.

52 | WINGSTOP INC. 2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Based on actual performance, the Compensation Committee approved bonus payments for fiscal year 2022 at 2.0 times the target bonus amount to our named executive officers as follows:

Name(1)	Target Bonus Amount ($)	Performance Payout Multiple of Target Bonus(2)	2022 Bonus Payout ($)(2)

Michael J. Skipworth	700,000	2.0x	1,400,000

Alex R. Kaleida	187,500	2.0x	375,000

Donnie S. Upshaw	285,000	2.0x	570,000

Albert G. McGrath	200,000	2.0x	400,000

Marisa J. Carona	187,500	2.0x	375,000

(1)	Due to their departures, neither Mr. Morrison nor Ms. Peterson received a 2022 annual bonus.

(2)	All bonuses were calculated and paid as a multiple of target bonus based on actual achievement of the performance metrics.

Equity Incentive Awards

We provide equity incentive compensation to align our executives’ interests with the long-term interests of our stockholders. We believe that equity awards encourage a long-term focus and decision-making that is in line with our mission and strategic goals. We also grant equity awards in order to attract, motivate, and retain executive talent.

Our Compensation Committee typically grants annual equity awards to certain employees, including our named executive officers. In addition, the Compensation Committee occasionally grants equity awards to new hires, in connection with promotions, and/or for retention purposes.

All of our outstanding equity awards have been issued under the 2015 Omnibus Plan.

Fiscal Year 2022 Equity Grants. In fiscal year 2022, the Compensation Committee considered the following factors in determining the amount, type, and value of the equity awards to be issued to our named executive officers:

•	Chief Executive Officer recommendations (except with respect to Mr. Skipworth’s and Mr. Morrison’s own equity awards);

•	comparative market data provided by FW Cook;

•	existing equity holdings (including the current economic value of unvested equity awards);

•	the need to retain and motivate these executives; and

•	the dilutive effect of our long-term incentive compensation practices, including the overall impact of these equity awards and the equity awards to other employees.

The Compensation Committee believes that a substantial portion of equity awards should contain a performance-based component. For fiscal year 2022, the Compensation

Committee determined that the equity grant for Mr. Morrison (who was serving as Chief Executive Officer at the time of the annual equity grants) would consist of two-thirds performance-based restricted stock units and one-third service-based stock options. For other named executive officers, the Compensation Committee determined that one-half of such officer’s equity awards would consist of performance-based restricted stock units, one-quarter would consist of service-based restricted stock units and one-quarter would consist of service-based stock options. Upon Mr. Skipworth’s appointment as Chief Executive Officer, the Compensation Committee determined to award him additional equity consisting of 75% performance-based restricted stock units and 25% service-based restricted stock units.

In 2022, the Compensation Committee reviewed the Company’s equity incentive program and determined to make no changes to the program. The Compensation Committee chose to continue to utilize a Return On Incremental Invested Capital (“ROIIC”) metric for performance-based equity compensation. ROIIC is a common metric used in the restaurant industry that aligns with our long-term strategy and ensures focus on planned major capital investments (e.g., technology), while maintaining emphasis on profitability.

In 2022, the Compensation Committee determined to grant the following types of equity to named executive officers:

•	Service-Based Restricted Stock Units: The service-based restricted stock units granted to our named executive officers in 2022 vest in three equal annual installments beginning on the first anniversary of the date of grant (except those granted to Mr. Skipworth in connection with his promotion to Chief Executive Officer, which vest in full on the third anniversary of the date of grant, and the retention awards discussed below). Each vested unit is equivalent to one share of Wingstop common stock.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Service-Based Stock Options: The service-based stock options granted to our named executive officers in 2022 vest in three equal annual installments beginning on the first anniversary of the date of grant. Each stock option is exercisable for one share of Wingstop common stock.

•	Performance-Based Restricted Stock Units: For performance-based restricted stock units granted to the named executive officers in 2022, the Compensation Committee chose to continue to utilize a ROIIC metric as the performance measure.

The Company’s ROIIC is measured by dividing the cumulative change in Adjusted Operating Income (a non-GAAP measure defined as the Company’s operating income adjusted to address any extraordinary, unusual and infrequent occurrences during the performance period) over the 3-year measurement period by the cumulative cash used for investing activities over the same 3-year period, adjusted for any extraordinary or unusual events.

The percentage of the award that is earned will be determined based on the achievement of the ROIIC metric over the three-year period beginning on December 26, 2021 and ending on December 28, 2024 as follows:

Return on Incremental Invested Capital Level Achieved	Percentage of Target Performance-based Equity Incentive Award

< 30%	0%

30%	50%

> 30% but < 35%	*

35%	80%

> 35% but < 39%	*

39%	100%

> 39% but < 45%	*

≥ 45%	250%
* If performance is achieved at a level that is between the achievement levels set forth above, the payout level is determined through straight-line interpolation.

In 2022, the Compensation Committee granted the following equity incentive awards to our named executive officers:

Name	Service-Based Stock Options(1)	Service-Based Restricted Stock Units(2)	Performance- Based Restricted Stock Units(3)

Michael J. Skipworth	3,968	5,089	14,075

Alex R. Kaleida	2,157	3,623	1,294

Donnie S. Upshaw	2,300	6,312	2,241

Albert G. McGrath	2,300	3,666	1,380

Marisa J. Carona	2,157	3,623	1,294

Charles R. Morrison	19,166	—	11,500

Stacy Peterson	3,381	7,524	2,587

(1)	All service-based stock options were granted on March 2, 2022 in connection with the annual grant.

(2)

The number of service-based restricted stock units granted on March 2, 2022 to each of the named executive officers was as follows: Skipworth, 1,191; Kaleida, 647; Upshaw, 690; McGrath, 690; Carona, 647; Morrison, 0; and Peterson, 1,015. Each of Messrs. Skipworth and Upshaw and Ms. Peterson received additional service-based restricted stock units in connection with their respective promotions or increase in responsibilities as follows: Skipworth, 3,898; Upshaw, 861; and Peterson, 558. In addition, each of the named executive officers (except Messrs. Skipworth and Morrison) received service-based restricted stock units as described below under “-— Retention Awards” as follows: Kaleida, 2,976; Upshaw, 4,761; McGrath, 2,976; Carona, 2,976; Morrison, 0; and Peterson, 5,951.

54 | WINGSTOP INC. 2023 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

(3)

The target number of performance-based restricted stock units granted on March 2, 2022 to each of the named executive officers was as follows: Skipworth, 2,381; Kaleida, 1,294; Upshaw, 1,380; McGrath, 1,380; Carona, 1,294; Morrison, 11,500; and Peterson, 2,029. Each of Messrs. Skipworth and Upshaw and Ms. Peterson received additional performance-based restricted stock units in connection with their respective promotions as follows: Skipworth, 11,694; Upshaw, 861; and Peterson, 558.

Grant Dates of Equity Awards. The Compensation Committee has determined to generally grant equity awards to the named executive officers following the public announcement of the Company’s fourth quarter and fiscal year results at the time of the Compensation Committee’s regular quarterly meeting. The Compensation Committee believes that this practice allows the Compensation Committee to consider the Company’s performance in the prior fiscal year in determining the size of equity awards to be granted to our named executive officers and to make a reasonable estimate of the Company’s performance in the current fiscal year in order to determine appropriate performance goals for performance-based awards. As described herein, the Compensation Committee may also grant equity awards in connection with promotions and/or for retention purposes.

Retention Awards. In May 2022, the Compensation Committee determined that it was appropriate to provide additional service-based restricted stock unit awards to the named executive officers (other than Mr. Skipworth) due to the importance of retaining the executive leadership. The awards vest on the third anniversary of the grant date, assuming continued service through that date. The Compensation Committee granted the equity awards to the named executive officers as follows: $250,000 award value to Ms. Carona and Messrs. Kaleida and McGrath; $400,000 award value to Mr. Upshaw; and $500,000 award value to Ms. Peterson.

Achievement for Performance-Based Equity Awards. Set forth below is a summary of payouts for performance-based equity awards earned in 2022.

•	2020 Equity Grants: Performance-based equity awards granted to named executive officers in 2020 vested between 0% and 250% of the target number of units based on (i) the compound annual growth rate of the Company’s Adjusted EBITDA (the “EBITDA CAGR”) and (ii) the Company’s total shareholder return (“TSR”) relative to a peer group, over the three-year period ending on December 31, 2022. Based on the Company’s EBITDA CAGR of 24.1%, which exceeded the target of 13%, and the Company’s TSR performance of 51%, which was the highest (100th percentile) relative to its peers, this award was earned at 250%, as reflected in the Out-standing Equity Awards at Fiscal Year-End Table.
•	2020/2021 Equity Grants for Mr. Kaleida: In 2020 and 2021, prior to becoming Chief Financial Officer, Mr. Kaleida received annual performance-based equity awards that vest between 0% and 100% of the target number of units, in three equal annual installments, based on the achievement of goals related to (i) the percentage increase in the Company’s Adjusted EBITDA over the prior year (for the 2020 award) and (ii) the Company’s unit growth rate over the prior year (for the 2021 award). Based on the Company’s fiscal year 2022 Adjusted EBITDA growth rate of 23.1% (or 20.2% excluding the impact of the 53rd week in 2022), which exceeded the target of 15%, one-third of the 2020 award was earned at 100%; and based on the Company’s unit growth rate of 13.2% in 2022, which exceeded the maximum target of 10%, one-third of the 2021 award was earned at 100%, all as reflected in the Outstanding Equity Awards at Fiscal Year-End table.

Vesting and Forfeiture. The vesting of equity awards is generally contingent on continued service and/or the satisfaction of performance criteria. However, vesting of awards is accelerated upon certain qualifying events. See “Executive Compensation—Potential Payments upon Termination or Change in Control” below.

The restricted stock units and stock options granted to our named executive officers are subject to forfeiture in accordance with the terms of the grant agreements if the executive voluntarily terminates employment before the award vests, the executive is terminated with or without cause, or the executive otherwise fails to comply with the terms of his or her award agreement.

Dividend Equivalent Rights. In order to closely align management and stockholder interests in all aspects of the Company’s operations and capital structure, the Company provides the right to receive dividend equivalent payments if the Company declares a dividend on its common stock. In order to receive dividend equivalent payments, equity awards must vest in accordance with the applicable performance criteria, and the Company must have sufficient liquidity position to pay the dividend (including the dividend equivalents). Therefore, the Compensation Committee views dividend equivalents as performance-based compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

History of Pay-for-Performance Alignment

While competitive market restaurant industry practices are considered in determining our compensation structure, our Board and our management team demands operational excellence to deliver exceptional value to our customers and our investors and our compensation programs are developed to align with the Company’s pay-for-performance philosophy. This is demonstrated by Wingstop’s strong history of pay-for-performance alignment based on outstanding operational performance and stockholder returns as shown below.

Wingstop’s History of Industry Leading Operational Performance

Revenue Growth 3-year compound annual growth	6.3% Restaurant Industry Peer Group Median	7.8% General Industry S&P 500 Median	21.4%	Wingstop’s revenue growth exceeds the median growth among restaurant peers and the S&P 500. Wingstop ranks highest among peers.

EBITDA[1] Growth 3-year compound annual growth	(4.9%) Restaurant Industry Peer Group Median	8.7% General Industry S&P 500 Median	24.1%	Wingstop’s EBITDA growth exceeds the median growth among restaurant peers and the S&P 500. Wingstop ranks highest among peers.

Unit Growth 3-year cumulative openings	7 Restaurant Industry Peer Group Median	N/A General Industry S&P 500 Median	574	Wingstop’s unit growth exceeds the median growth among restaurant peers. Wingstop ranks highest among peers.

Market Capitalization Growth 3-year compound annual growth	(8.0%) Restaurant Industry Peer Group Median	5.1% General Industry S&P 500 Median	17.5%	Wingstop’s market cap growth exceeds the median growth among restaurant peers and the S&P 500. Wingstop ranks highest among peers.

Third-Party Data Source: Operating and market performance derived from data as reported in Nasdaq Insights financial database. Nasdaq may adjust certain metrics for relative comparison purposes. These adjustments may or may not align with how each individual company, including Wingstop, reports its own performance on a GAAP or non-GAAP basis. References to the S&P 500 reflect median performance of index constituents based on available public information as of the closest fiscal year end as of March 17, 2023, each on an equal-weight basis.

1.

See note 3 in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators” in our Form 10-K filed on February 22, 2023 for a reconciliation of EBITDA, a non-GAAP financial measure, to net income as reported under GAAP.

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COMPENSATION DISCUSSION AND ANALYSIS

Wingstop’s History of Best in Class Shareholder Returns

Wingstop’s common stock has delivered best in class shareholder returns since its IPO as demonstrated by its performance relative to the peer group and broader restaurant and general industry competitors.

The graph shows the cumulative total shareholder return on our common stock for the period starting on June 17, 2015 and ending on December 31, 2022. This is compared with the cumulative total returns over the same period of the peer group median, S&P 500 Stock Index, the Russell 3000 Restaurants Sub-Industry Index, and the S&P 400 Restaurants Sub-Industry Index.

The graph assumes that, on June 17, 2015, $100 was invested in our common stock and in each of the comparator groups, with dividends reinvested on the ex-dividend date without consideration for withholding taxes. Wingstop’s total return value ($675) as of December 31, 2022, is above each of the Peer Median ($84), S&P 500 ($183), Russell 3000 Restaurants ($207), and S&P 400 Restaurants ($189) comparators over that same period.

Source: Nasdaq and Bloomberg’s financial database. For illustrative purposes only.

Other Compensation Components and Benefits

Employee Benefit Plans

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical, dental, group life insurance, accidental death and dismemberment insurance, long- and short-term disability insurance, an employee stock purchase plan and a 401(k) plan. Our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The Compensation Committee in its discretion may revise, amend, or add to a named executive officer’s benefits and perquisites if it deems it advisable.

On June 12, 2019, our stockholders approved the Wingstop Inc. Employee Stock Purchase Plan (the “ESPP”). Our ESPP allows eligible employees to purchase Wingstop stock at a 15% discount to the fair market value on the first trading day of an offering period or the last trading day of the offering period, whichever is less. Currently, our offering periods are approximately six months in duration, beginning on the 15th day following the close of our trading window for the second and fourth fiscal quarters each year and ending on the last trading day immediately preceding the start of the next succeeding offering period. Employee purchases under the ESPP are limited to $25,000 during each offering period and calendar year.

We maintain a 401(k) profit sharing plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to the applicable statutory limit. Participants who are at least 50 years old can also make “catch-up” contributions, which are limited to a certain amount above the standard statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee, subject to participants’ ability to give investment directions by following certain procedures. We provide matching contributions under our 401(k) plan for up to 5% of eligible compensation. We match dollar for dollar on the first 3% of contributions, and then match 50 cents on the dollar for the next 2% of contributions. Our 401(k) plan also permits us to make discretionary contributions, and all of our contributions are subject to established limits and a vesting schedule.

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COMPENSATION DISCUSSION AND ANALYSIS

We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

Perquisites and Indemnification

We do not generally provide perquisites to our named executive officers that are not available to employees generally. However, the Compensation Committee has authorized the reimbursement of up to $15,000 for named executive officers participating in one of two executive health programs identified by the Company; and the Company reimbursed Mr. Upshaw for commuting expenses on a grossed up basis. Also, pursuant to our Bylaws, we are required to indemnify, to the fullest extent permitted by applicable law, any person who was or is made, or is threatened to be made, a party, or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director or an officer of the Company, including our named executive officers.

From time to time, we may provide perquisites for recruitment or retention purposes.

Retention Awards

We periodically grant cash or equity retention awards to reflect competitive market situations, address specific project objectives or reinforce succession planning objectives. In May 2022, each of the named executive officers other than Messrs. Skipworth and Morrison was granted equity to encourage retention as noted above under “Equity Incentive Awards—Retention Awards”.

Severance and Change of Control Benefits

The Company maintains an Executive Severance Plan applicable to all of our named executive officers, pursuant to which our named executive officers would be eligible to receive cash severance in the event of a termination of employment by the Company without cause or by the officer for good reason, including in connection with a change in control. All potential change in control payments are “double trigger,” meaning a named executive officer must incur a qualifying termination of employment following a change in control, to be eligible for these payments. See “Executive Compensation—Potential Payments upon Termination or Change in Control” below for more information.

Employment Agreements

Mr. Morrison, our former President, Chief Executive Officer, and Chairman of the Board, had an employment agreement that was entered into by the Company in November 2019. Mr. Morrison received no severance payments upon his departure from the Company; and he forfeited all outstanding and unvested equity in connection with termination.

2023 Executive Compensation Program

The Compensation Committee has determined that the 2023 annual cash incentive program will remain focused on Adjusted EBITDA and development. For purposes of determining 2023 annual cash incentives, the Adjusted EBITDA and net new units goals will be weighted 80% / 20%, respectively, with each performance goal able to be earned from 0% to 200%. The long-term performance-based equity compensation awards will continue to be earned based on ROIIC performance. Effective for 2023, the Committee determined to increase the allocation of performance-based RSU awards to 60% of the long-term incentive grant to named executive officers, and to increase the allocation of RSUs from 25% to 40%. No stock options will be granted in 2023. The Committee will continue to review the effectiveness of our equity mix for future grants to ensure that we are incentivizing our executives appropriately. We do not anticipate any further changes to our 2023 compensation program at this time, though our Compensation Committee continues to closely monitor the situation and may determine to make further revisions to our executive compensation program, including the performance targets underlying our incentive-based compensation, in light of circumstances outside the Company’s control.

Other Compensation Information

Prohibition on Hedging and Pledges

The Company’s insider trading compliance policy generally prohibits directors, executive officers, and employees from engaging in hedges in the Company’s securities. In addition, the policy prohibits certain senior officers and directors from making pledges of the Company’s securities. See “Corporate Governance—Insider Trading Compliance Policy; Prohibition on Hedges and Pledges” on page 23 for additional information.

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COMPENSATION DISCUSSION AND ANALYSIS

Clawback Policy

The Company maintains a clawback policy that allows it to seek to recover incentive compensation paid to current or former executive officers in certain circumstances. Our 2015 Omnibus Plan and the Executive Severance Plan discussed below contain clawback provisions. See “Corporate Governance—Clawback Policy” on page 23 for additional information.

Compliance with Section 409A

Section 409A of the Code sets forth limitations on the deferral and payment of certain benefits. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, and the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting Considerations

The Compensation Committee recognizes accounting implications that may impact executive compensation. For example, we record salaries and performance-based compensation in the amount paid or to be paid to the named executive officers in our financial statements. Also, GAAP requires us to record an expense in our financial statements for equity awards, even though equity awards are not paid as cash to employees and may not vest or be earned by such employees.

Risks Related to Compensation Plans

The Company’s compensation policies and practices are designed to encourage its employees, including its executive officers, to remain focused on both the short-term and long-term goals of the Company, while at the same time discouraging employees from taking unnecessary and excessive risks that could ultimately threaten the value of the Company. The following elements of our compensation programs contribute to risk mitigation:

•	a balance between fixed components of compensation and performance-based compensation;

•	the Company’s officers are subject to the Company’s stock ownership guidelines; and

•	the Company’s officers are subject to the Company’s insider trading compliance policy and the Company’s clawback policy, which are designed to reduce the risks inherent in incentive compensation.

The Compensation Committee has reviewed the Company’s current compensation policies and practices and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (which is set forth above) with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

David L. Goebel, Chair

Michael J. Hislop

Kay M. Madati*

Wesley S. McDonald

Ania M. Smith

*	Mr. Madati no longer serves on the Compensation Committee effective March 9, 2023 but is listed because he served as a member of the committee at the time the matters in this report were discussed.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth total compensation for our named executive officers for 2022, 2021 and 2020, calculated in accordance with SEC rules and regulations. The named executive officers include Mr. Skipworth, who has served as the principal executive officer since March 2022, Mr. Kaleida, who served as the principal financial officer during 2022, and the three other highest paid executive officers. The named executive officers also include Mr. Morrison, who served as principal executive officer until March 2022, and Ms. Peterson, who was an executive officer until December 2022 and would have been included as a named executive officer but for the fact that she was not serving as an executive officer at the end of 2022. For Messrs. Kaleida, Upshaw and McGrath and Ms. Carona, information is not included for years during which they were not named executive officers.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock/ Unit Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Michael J. Skipworth(5)	2022	670,193	—	1,827,766	194,829	1,400,000	24,275	4,117,063
President and Chief Executive Officer (effective March 13, 2022)	2021	523,077	—	1,200,095	164,641	711,563	12,112	2,611,488
	2020	485,577	375,000	450,096	134,243	375,000	215,267	2,035,183
Alex R. Kaleida	2022	382,212	—	531,372	105,909	375,000	18,033	1,412,526
Senior Vice President, Chief Financial Officer	2021	303,966	—	509,506	—	309,375	11,780	1,134,627
Donnie S. Upshaw	2022	420,481	—	950,321	112,930	570,000	98,098	2,151,830
Senior Vice President, Corporate Restaurants and Chief People Officer	2021	342,307	50,000	655,142	93,309	330,000	65,313	1,536,071
Albert G. McGrath Senior Vice President, General Counsel & Secretary	2022	396,385	—	550,069	112,930	400,000	23,451	1,482,835
Marisa J. Carona Senior Vice President, Chief U.S. Franchise Operations Officer	2022	382,212	—	531,372	105,909	375,000	12,852	1,407,345
Charles R. Morrison(6)	2022	242,308	—	1,666,810	941,051	—	12,371	2,862,540
Former Chief Executive Officer (until March 13, 2022)	2021	800,000	—	1,666,688	914,603	1,650,000	11,497	5,042,788
	2020	800,000	1,000,000	1,666,688	745,768	1,000,000	798,006	6,010,462
Stacy Peterson	2022	493,462	—	1,103,400	166,007	—	19,255	1,782,124
Former EVP, Chief Revenue and Technology Officer (until December 2, 2022)	2021	437,077	—	869,193	135,012	606,375	11,482	2,059,139
	2020	260,192	246,000	569,160	125,787	246,000	30,266	1,477,405

(1)

Represents the amount of base salary actually earned by the named executive officer during the year. For additional information concerning our named executive officer base salaries, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Base Salary.” The amounts for fiscal 2022 include an additional week of base salary due to the Company’s 53-week fiscal year in 2022.

(2)

Amounts shown do not reflect compensation actually received by the named executive officers. Rather, the amounts represent the aggregate grant date fair value of awards granted to the named executive officers in 2022, 2021 and 2020, as applicable, in each case computed in accordance with ASC 718 and assuming no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 15, “Stock-Based Compensation,” in the annual consolidated financial statements included in the Form 10-K filed with the SEC on February 22, 2023. The grant date fair value for performance-based restricted stock units is reported in the table above based on the probable outcome of the performance conditions at

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EXECUTIVE COMPENSATION

the target level on the grant date. Certain of the performance-based restricted stock units are subject to increase beyond the target level based on the achievement of a maximum performance level. The value at the date of grant of the portion of the 2022 performance-based restricted stock units that are subject to increase, assuming the achievement of the maximum performance level, would have been as follows: Skipworth, $3,319,153; Kaleida, $468,881; Upshaw, $812,960; McGrath, $500,043; Carona, $468,881; Morrison, $4,167,025; and Peterson, $938,030. See “Elements of Executive Compensation—Equity Incentive Awards—Fiscal Year 2022 Equity Grants.”

(3)

Amounts shown represent bonuses earned by the named executive officers based on the achievement of performance goals. Bonuses paid to the named executive officers for 2022 were determined in accordance with the terms of the 2022 cash bonus plan. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance-Based Annual Cash Incentives” for additional information.

(4)

Includes the following for 2022: Company match under the 401(k) plan, Company-paid premiums for long-term disability (“LTD”) coverage, other expenses including Company reimbursement of executive health expenses, legal fees incurred by Mr. Skipworth in connection with his CEO offer letter and, for Mr. Upshaw, commuting expenses and related tax gross-up.

Name	401(k) match ($)	Company- Paid Premiums for LTD Coverage ($)	Other Expenses ($)		Total All Other Compensation ($)

Michael J. Skipworth	12,200	512	11,563		24,275

Alex R. Kaleida	12,200	512	5,321		18,033

Donnie S. Upshaw	12,200	512	85,386	(7)	98,098

Albert G. McGrath	12,200	512	10,739		23,451

Marisa J. Carona	12,200	512	140		12,852

Charles R. Morrison	12,200	171	—		12,371

Stacy Peterson	12,167	512	6,576		19,255

(5)

All amounts shown for 2022 reflect compensation paid to Mr. Skipworth for his service as our President and Chief Executive Officer (since March 2022) or our President and Chief Operating Officer (until March 2022). Mr. Skipworth did not receive additional compensation for his service as a director.

(6)

All amounts shown reflect compensation paid to Mr. Morrison for his service as our Chief Executive Officer until March 2022. Mr. Morrison did not receive additional compensation for his service as a director or Chairman of the Board.

(7)	Represents the reimbursement of commuting expenses incurred by Mr. Upshaw ($49,205), the related tax gross-up on such amount ($29,272) and the reimbursement of executive health expenses ($6,909).

The amounts reported in the Summary Compensation Table are described more fully under “Compensation Discussion and Analysis” herein.

62 | WINGSTOP INC. 2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards Table

The following table sets forth information regarding the plan-based awards granted to each named executive officer during the 2022 fiscal year:

Name			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Skipworth	n/a	(2)	350,000	700,000	1,400,000	—	—	—	—	—	—	—
	3/2/2022	(3)	—	—	—	1,191	2,381	5,953	—	—	—	345,102
	3/2/2022	(4)	—	—	—	—	—	—	1,191	—	—	172,624
	3/2/2022	(5)	—	—	—	—	—	—	—	3,968	140.94	194,829
	5/6/2022	(3)	—	—	—	5,847	11,694	29,235	—	—	—	982,530
	5/6/2022	(6)	—	—	—	—	—	—	3,898	—	—	327,510
Alex R. Kaleida	n/a	(2)	93,750	187,500	375,000	—	—	—	—	—	—	—
	3/2/2022	(3)	—	—	—	647	1,294	3,235	—	—	—	187,552
	3/2/2022	(4)	—	—	—	—	—	—	647	—	—	93,776
	3/2/2022	(5)	—	—	—	—	—	—	—	2,157	140.94	105,909
	5/6/2022	(6)	—	—	—	—	—	—	2,976	—	—	250,044
Donnie S. Upshaw	n/a	(2)	142,500	285,000	570,000	—	—	—	—	—	—	—
	3/2/2022	(3)	—	—	—	690	1,380	3,450	—	—	—	200,017
	3/2/2022	(4)	—	—	—	—	—	—	690	—	—	100,009
	3/2/2022	(5)	—	—	—	—	—	—	—	2,300	140.94	112,930
	5/6/2022	(6)	—	—	—	—	—	—	4,761	—	—	400,019
	9/8/2022	(3)	—	—	—	431	861	2,153	—	—	—	125,138
	9/8/2022	(4)	—	—	—	—	—	—	861	—	—	125,138
Albert G. McGrath	n/a	(2)	100,000	200,000	400,000	—	—	—	—	—	—	—
	3/2/2022	(3)	—	—	—	690	1,380	3,450	—	—	—	200,017
	3/2/2022	(4)	—	—	—	—	—	—	690	—	—	100,009
	3/2/2022	(5)	—	—	—	—	—	—		2,300	140.94	112,930
	5/6/2022	(6)	—	—	—	—	—	—	2,976	—	—	250,044
Marisa J. Carona	n/a	(2)	93,750	187,500	375,000	—	—	—	—	—	—	—
	3/2/2022	(3)	—	—	—	647	1,294	3,235	—	—	—	187,552
	3/2/2022	(4)	—	—	—	—	—	—	647	—	—	93,776
	3/2/2022	(5)	—	—	—	—	—	—	—	2,157	140.94	105,909
	5/6/2022	(6)	—	—	—	—	—	—	2,976	—	—	250,044
Charles R. Morrison	n/a	(2)	500,000	1,000,000	2,000,000	—	—	—	—	—	—	—
	3/2/2022	(3)	—	—	—	5,750	11,500	28,750	—	—	—	1,666,810
	3/2/2022	(5)	—	—	—	—	—	—	—	19,166	140.94	941,051
Stacy Peterson	n/a	(2)	225,000	450,000	900,000	—	—	—	—	—	—	—
	3/2/2022	(3)	—	—	—	1,015	2,029	5,073	—	—	—	294,083
	3/2/2022	(4)	—	—	—	—	—	—	1,015	—	—	147,114
	3/2/2022	(5)	—	—	—	—	—	—	—	3,381	140.94	166,007
	5/6/2022	(6)	—	—	—	—	—	—	5,951	—	—	500,003
	9/8/2022	(3)	—	—	—	279	558	1,395	—	—	—	81,100
	9/8/2022	(4)	—	—	—	—	—	—	558	—	—	81,100

(1)

Amounts represent the aggregate grant date fair value of restricted stock units and stock options granted to each named executive officer in 2022 computed in accordance with ASC 718 and assuming no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 15, “Stock-Based Compensation,” in the annual consolidated financial statements included in the Form 10-K filed with the SEC on February 22, 2023.

(2)

Represents possible payout amounts as of the grant date under the 2022 bonus plan based on the achievement of the performance goals described above in “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance-Based Annual Cash Incentives.”

(3)

Represents an award of performance-based restricted stock units that vest based upon the achievement of the Company’s ROIIC goals measured over a three-year period. For purposes of this table, the “Threshold” column represents a 50% payout of the target award because it was the minimum

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EXECUTIVE COMPENSATION

amount that would vest under the terms of the award other than no vesting. For additional information, see “Elements of Executive Compensation—Equity Incentive Awards—Fiscal Year 2022 Equity Grants.”

(4)

Represents an award of service-based restricted stock units that vest in three equal annual installments beginning on the first anniversary of the date of grant. Each vested unit is equivalent to one share of Wingstop common stock. For additional information, see “Elements of Executive Compensation—Equity Incentive Awards—Fiscal Year 2022 Equity Grants.”

(5)

Represents an award of stock options that vest in three equal annual installments beginning on the first anniversary of the date of grant. Each stock option is exercisable for one share of Wingstop common stock. For additional information, see “Elements of Executive Compensation—Equity Incentive Awards—Fiscal Year 2022 Equity Grants.” We adjusted the exercise prices of all eligible stock options that were outstanding at the time we paid a special dividend in 2022 in order to maintain the relative economic value of such awards in connection with these special dividends.

(6)

Represents an award of service-based restricted stock units that vest on the third anniversary of the date of grant. Each vested unit is equivalent to one share of Wingstop common stock. For additional information, see “Elements of Executive Compensation—Equity Incentive Awards—Fiscal Year 2022 Equity Grants” and “Elements of Executive Compensation—Equity Incentive Awards—Retention Awards.”

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of the end of the 2022 fiscal year. Neither Mr. Morrison nor Ms. Peterson held any outstanding equity awards as of December 31, 2022.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(1)
Michael J. Skipworth	3/4/2020	(2)	—	1,990	74.77	3/4/2030	—	—	—	—
	3/4/2020	(3)	—	—	—	—	—	—	3,582	1,329,459
	3/4/2020	(4)	—	—	—	—	597	88,631	—	—
	3/3/2021	(5)	—	2,582	125.11	3/3/2031	—	—	—	—
	3/3/2021	(6)	—	—	—	—	—	—	2,324	830,598
	3/3/2021	(4)	—	—	—	—	775	110,794	—	—
	12/7/2021	(7)	—	—	—	—	—	—	4,528	934,548
	3/2/2022	(8)	—	3,968	140.94	3/2/2032	—	—	—	—
	3/2/2022	(9)	—	—	—	—	—	—	2,381	660,878
	3/2/2022	(4)	—	—	—	—	1,191	169,527	—	—
	5/6/2022	(9)	—	—	—	—	—	—	11,694	3,150,732
	5/6/2022	(10)	—	—	—	—	3,898	538,587	—	—
Alex R. Kaleida	3/4/2020	(11)	—	—	—	—	—	—	267	39,639
	3/4/2020	(4)	—	—	—	—	267	39,639	—	—
	8/20/2020	(3)	—	—	—	—	—	—	152	56,331
	3/3/2021	(12)	—	—	—	—	—	—	283	40,458
	3/3/2021	(4)	—	—	—	—	283	40,458	—
	12/7/2021	(7)	—	—	—	—	—	—	2,415	498,439
	3/2/2022	(8)	—	2,157	140.94	3/2/2032	—	—	—	—
	3/2/2022	(9)	—	—	—	—	—	—	1,294	359,167
	3/2/2022	(4)	—	—	—	—	647	92,094	—	—
	5/6/2022	(10)	—	—	—	—	2,976	411,194	—	—
Donnie S. Upshaw	3/4/2020	(2)	2,255	1,128	74.77	3/4/2030	—	—	—	—
	3/4/2020	(3)	—	—	—	—	—	—	2,030	753,435
	3/4/2020	(4)	—	—	—	—	338	50,179	—	—
	3/3/2021	(5)	731	1,464	125.11	3/3/2031	—	—	—	—
	3/3/2021	(6)	—	—	—	—	—	—	1,317	470,696
	3/3/2021	(4)	—	—	—	—	440	62,902	—	—
	12/7/2021	(7)	—	—	—	—	—	—	2,415	498,439
	3/2/2022	(8)	—	2,300	140.94	3/2/2032	—	—	—	—
	3/2/2022	(9)	—	—	—	—	—	—	1,380	383,037
	3/2/2022	(4)	—	—	—	—	690	98,215	—	—
	5/6/2022	(10)	—	—	—	—	4,761	657,827	—	—
	9/8/2022	(9)	—	—	—	—	—	—	861	231,376
	9/8/2022	(4)	—	—	—	—	861	118,654	—	—

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EXECUTIVE COMPENSATION

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(1)
Albert G. McGrath	3/23/2020	(13)	—	1,506	53.76	3/23/2030		—	—	—	—
	3/23/2020	(3)	—	—	—	—	—	—	—	2,709	1,004,700
	3/23/2020	(4)	—	—	—	—		452	67,054	—	—
	3/3/2021	(5)	731	1,464	125.11	3/3/2031		—	—	—	—
	3/3/2021	(6)	—	—	—	—		—	—	1,317	470,696
	3/3/2021	(4)	—	—	—	—		440	62,902	—	—
	12/7/2021	(7)	—	—	—	—		—	—	2,415	498,439
	3/2/2022	(8)	—	2,300	140.94	3/2/2032		—	—	—	—
	3/2/2022	(9)	—	—	—	—		—	—	1,380	383,037
	3/2/2022	(4)	—	—	—	—		690	98,215	—	—
	5/6/2022	(10)	—	—	—	—		2,976	411,194	—	—
Marisa J. Carona	3/4/2020	(2)	684	684	74.77	3/4/2030		—	—	—	—
	3/4/2020	(3)	—	—	—	—		—	—	1,232	457,257
	3/4/2020	(4)	—	—	—	—		205	30,434	—	—
	3/3/2021	(5)	484	969	125.11	3/3/2031		—	—	—	—
	3/3/2021	(6)	—	—	—	—		—	—	872	311,653
	3/3/2021	(4)	—	—	—	—		291	41,601	—	—
	12/7/2021	(7)	—	—	—	—		—	—	2,415	498,439
	3/2/2022	(8)	—	2,157	140.94	3/2/2032		—	—	—	—
	3/2/2022	(9)	—	—	—	—		—	—	1,294	359,167
	3/2/2022	(4)	—	—	—	—		647	92,094	—	—
	5/6/2022	(10)	—	—	—	—		2,976	411,194	—	—

(1)

Amounts shown reflect the value of (i) the underlying common stock calculated by multiplying the number of unvested restricted stock units by the closing price of our common stock on Nasdaq on December 30, 2022, the last trading day of fiscal year 2022, which was $137.62 per share and (ii) dividend equivalent payments accrued on the awards as of December 31, 2022 that are to be paid upon vesting of the award.

(2)

Represents a stock option representing the right to purchase shares of common stock, which will vest and become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. The exercise price of this stock option was originally $83.77 per share but has been reduced to $74.77 to reflect the impact of special dividends paid to our stockholders.

(3)

Represents the value of the performance-based restricted stock units that are expected to vest based upon the achievement of compound annual growth rate of the Company’s Adjusted EBITDA and relative total shareholder return goals for a three-year period, at 250% of the target. The number of restricted stock units that would vest upon threshold performance achievement of the compound annual growth of the Company’s Adjusted EBITDA metric is equal to 25% of the target number of restricted stock units, and the number that would vest upon maximum performance achievement is equal to 250% of the target number.

(4)	Represents an award of service-based restricted stock units that vest in three equal annual installments beginning on the first anniversary of the date of grant.

(5)

Represents a stock option representing the right to purchase shares of common stock, which will vest and become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. The exercise price of this stock option was originally $129.11 per share but has been reduced to $125.11 to reflect the impact of special dividends paid to our stockholders.

(6)

Represents the value of the performance-based restricted stock units that are expected to vest based upon the achievement of the Company’s ROIIC goals for a three-year period, at 250% of the target. The number of restricted stock units that would vest upon threshold performance achievement of the ROIIC metric is equal to 50% of the target number of restricted stock units, and the number that would vest upon maximum performance achievement is equal to 250% of the target number.

66 | WINGSTOP INC. 2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

(7)

Represents the value of the performance-based restricted stock units that are expected to vest based upon the achievement of the compound annual growth rate of the Company’s systemwide sales goals for a three-year period, at 145% of the target. The number of restricted stock units that would vest upon threshold performance achievement of the compound annual growth of the Company’s systemwide sales metric is equal to 50% of the target number of restricted stock units, and the number that would vest upon maximum performance achievement is equal to 250% of the target number.

(8)

Represents a stock option representing the right to purchase shares of common stock, which will vest and become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. The exercise price of this stock option was originally $144.94 per share but has been reduced to $140.94 to reflect the impact of special dividends paid to our stockholders.

(9)

Represents the value of the performance-based restricted stock units that are expected to vest based upon the achievement of the Company’s ROIIC goals for a three-year period, at 195% of the target. The number of restricted stock units that would vest upon threshold performance achievement of the ROIIC metric is equal to 50% of the target number of restricted stock units, and the number that would vest upon maximum performance achievement is equal to 250% of the target number.

(10)	Represents an award of service-based restricted stock units that vest on the third anniversary of the date of grant.

(11)

Represents performance-based restricted stock units that vest in three equal annual installments based upon the achievement of EBITDA or Adjusted EBITDA goals for each of three consecutive fiscal years.

(12)	Represents performance-based restricted stock units that vest in three equal annual installments based upon the achievement of unit growth goals for each of three consecutive fiscal years.

(13)

Represents a stock option representing the right to purchase shares of common stock, which will vest and become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. The exercise price of this stock option was originally $62.76 per share but has been reduced to $53.76 to reflect the impact of special dividends paid to our stockholders.

Option Exercises and Stock Vested Table

The following table sets forth a summary of the option exercises and vesting of restricted stock units during fiscal year 2022 for each of the named executive officers:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)

Michael J. Skipworth	5,270	378,791	3,566	536,368

Alex R. Kaleida	—	—	1,192	171,372

Donnie S. Upshaw	—	—	1,216	180,135

Albert G. McGrath	3,011	319,207	670	83,814

Marisa J. Carona	—	—	644	91,645

Charles R. Morrison	22,107	129,768	17,715	2,856,386

Stacy Peterson	3,217	129,519	1,168	116,581

(1)

Amounts shown reflect the value of shares obtained upon exercise of the stock option by taking the difference between the market price of the underlying securities at exercise and the exercise price of the option.

(2)

Amounts shown reflect (i) the value of shares obtained upon the vesting of restricted stock units by multiplying the number of vested restricted stock units by the closing price of our common stock on Nasdaq on the date of vesting and (ii) accrued dividend equivalents that were paid upon the vesting of the restricted stock units.

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EXECUTIVE COMPENSATION

Pension Benefits; Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not provide any pension benefits, nonqualified defined contribution or other deferred compensation plans for our named executive officers.

Severance Arrangements

Our named executive officers participate in our Executive Severance Plan and are entitled to acceleration of their equity awards and other payments upon a change in control, as described in detail below. In connection with Mr. Morrison’s and Ms. Peterson’s voluntary departures from the Company in 2022, neither received any severance benefits and both forfeited all outstanding unvested equity awards.

Executive Severance Plan

Under the terms of our Executive Severance Plan, all named executive officers are eligible to participate in our Executive Severance Plan (each, a “Participant”). The Executive Severance Plan provides for certain benefits to Participants upon a Participant’s employment termination (a) by the Company without cause (as defined in the Executive Severance Plan), (b) by the Participant for good reason (as defined in the Executive Severance Plan), or (c) as a result of the death of the Participant within a specified period of a change in control (each, a “Qualifying Termination”). In the event of a Qualifying Termination, such Participant will be eligible for:

(1)

Severance payments in an aggregate amount equal to the product of (a) 2.0 for the chief executive officer, 1.5 for executive vice presidents or 1.0 for any other Participant and (b) the Participant’s annual base salary, to be paid in equal installments over 12 months in accordance with the Company’s normal payroll practices;

(2)

An annual bonus payment equal to the amount that the Participant would have earned for the entire fiscal year in which the termination occurs, based on actual achievement of the relevant performance goals, pro-rated for the number of days actually served during the year; and

(3)

Certain COBRA premium payments until the earlier of (a) a period of 24 months for the chief executive officer, 18 months for executive vice presidents or 12 months for all other Participants and (b) the date the Participant becomes covered under another employer’s health care plan.

In the event that a Qualifying Termination occurs within the 24-month period following a change in control (as defined in the Executive Severance Plan), such Participant will instead be eligible for the following enhanced benefits:

(1)

Severance payments in an aggregate amount equal to the product of (a) 2.5 for the chief executive officer, 2.0 for executive vice presidents or 1.5 for any other Participant and (b) the Participant’s annual base salary plus target bonus for the year in which the termination occurs;

(2)	An annual bonus payment equal to the Participant’s target bonus amount, pro-rated for the number of days actually served during the year; and

(3)

Certain COBRA premium payments until the earlier of (a) a period of 30 months for the chief executive officer, 24 months for executive vice presidents or 18 months for all other Participants and (b) the date the Participant becomes covered under another employer’s health care plan.

Severance benefits may be forfeited or reduced in certain circumstances, including in connection with certain required accounting restatements, a Participant’s breach of the release of claims, or a Participant’s breach of the restrictive covenants contained in the Participation Agreement. In the event that a Participant would otherwise incur excise tax liability as a result of any payments or benefits provided to the Participant that classify as excess parachute payments under Section 280G of the Internal Revenue Code of 1986, the Participant will either receive the payments and benefits in full or will have such payments and benefits reduced to the minimum extent necessary to avoid such excise tax liability, whichever of the foregoing results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits.

Accelerated Vesting under Equity Award Agreements

Stock Options

The stock options granted to the named executive officers under the 2015 Omnibus Plan include provisions that accelerate vesting in certain circumstances, including upon a change of control (as defined in the 2015 Omnibus Plan).

The occurrence of a change in control will not itself result in the cancellation, acceleration of exercisability or vesting, lapse of any period of restriction or settlement or other payment with respect to any outstanding stock option to the extent that the Board or the Compensation Committee

68 | WINGSTOP INC. 2023 PROXY STATEMENT

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determines in its discretion, prior to such change in control, that such outstanding stock option shall be honored or assumed, or new rights substituted therefor in accordance with the 2015 Omnibus Plan. Absent such a determination by the Board or the Compensation Committee, all outstanding stock options shall be cancelled in exchange for an amount equal to the difference between the exercise price and the fair market value on the date of the change in control.

In the case of termination as a result of death or disability, the employment of our named executive officers will be deemed to have been terminated on the last day of the fiscal year in which the death or disability occurs, and that year will be counted toward the vesting of the applicable award.

In the case of termination by the Company without cause or voluntary termination by the named executive officer, our named executive officers’ stock options, to the extent vested and exercisable, must be exercised within 90 days of the effective date of the termination. The unvested remainder of the stock option will be immediately and automatically forfeited upon the effective date of termination.

Restricted Stock Units

The unvested service-based and performance-based restricted stock units held by our named executive officers generally vest in full or at the maximum achievement following a change in control if, within six months prior or two years following such change in control, the named executive officer is terminated without cause by the Company (or its successor) or the named executive officer terminates his or her employment for good reason.

With respect to service-based restricted stock units, in the case of termination as a result of death or disability, the employment of our named executive officers will be deemed to have been terminated on the next scheduled anniversary of the date of grant, and that period will count toward the applicable vesting schedule. With respect to performance-based restricted stock units, in the case of termination as a result of death or disability, a pro rata portion of our named executive officers’ performance-based restricted stock units vest, calculated by multiplying the maximum performance-based restricted stock units that could be earned by a fraction, the numerator of which equals the number of days that the named executive officer was employed during the respective performance period and the denominator of which equals the number of days in the performance period.

In the case of termination by the Company without cause or voluntary termination by the named executive officer, the unvested portion of our named executive officers’ restricted stock units will be immediately and automatically forfeited.

WINGSTOP INC. 2023 PROXY STATEMENT | 69

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

The following table shows potential payments to our named executive officers that were employed by us as of December 31, 2022 pursuant to our Executive Severance Plan for various scenarios involving a death, disability, change in control, termination without cause or termination for good reason (as defined under applicable plans or awards), using, where applicable, the closing price of our common stock of $137.62 as reported on Nasdaq as of December 30, 2022, the last trading day of fiscal year 2022, and assuming that the applicable triggering event occurred on December 31, 2022. In the event of a voluntary termination, the named executive officers are entitled only to amounts previously earned; all unvested stock awards are forfeited. Neither Mr. Morrison nor Ms. Peterson received any severance payments upon their departure from the Company; and they forfeited all outstanding and unvested equity in connection with termination.

Name	Benefit	Death ($)	Disability ($)	Change in Control(1) ($)		Termination Without Cause ($)		Termination by NEO for Good Reason ($)

Michael J. Skipworth	Cash severance benefit	—	—	3,500,000	(2)	1,400,000	(2)	1,400,000	(2)

	2022 bonus	—	—	700,000	(3)	1,400,000	(4)	1,400,000	(4)

	Continuation of health benefits(5)	—	—	44,784		35,827		35,827

	Vesting of equity awards(6)	4,429,269	4,429,269	9,709,832		—		—

	Total	4,429,269	4,429,269	13,954,616		2,835,827		2,835,827

Alex R. Kaleida	Cash severance benefit	—	—	843,750	(7)	375,000	(7)	375,000	(7)

	2022 bonus	—	—	187,500	(8)	375,000	(4)	375,000	(4)

	Continuation of health benefits(9)	—	—	23,196		15,464		15,464

	Vesting of equity awards(6)	790,545	790,545	2,032,570		—		—

	Total	790,545	790,545	3,087,016		765,464		765,464

Donnie S. Upshaw	Cash severance benefit	—	—	1,080,000	(7)	435,000	(7)	435,000	(7)

	2022 bonus	—	—	285,000	(8)	570,000	(4)	570,000	(4)

	Continuation of health benefits(9)	—	—	21,432		14,288		14,288

	Vesting of equity awards(6)	1,989,511	1,989,511	3,948,416		—		—

	Total	1,989,511	1,989,511	5,334,848		1,019,288		1,019,288

Albert G. McGrath	Cash severance benefit	—	—	900,000	(7)	400,000	(7)	400,000	(7)

	2022 bonus	—	—	200,000	(8)	400,000	(4)	400,000	(4)

	Continuation of health benefits(9)	—	—	15,979		10,653		10,653

	Vesting of equity awards(6)	2,037,096	2,037,096	3,610,031		—		—

	Total	2,037,096	2,037,096	4,726,010		810,653		810,653

Marisa J. Carona	Cash severance benefit	—	—	843,750	(7)	375,000	(7)	375,000	(7)

	2022 bonus	—	—	187,500	(8)	375,000	(4)	375,000	(4)

	Continuation of health benefits(9)	—	—	26,871		17,914		17,914

	Vesting of equity awards(6)	1,323,996	1,323,996	2,719,264		—		—

	Total	1,323,996	1,323,996	3,777,385		767,914		767,914

(1)

Assumes that, in connection with the change of control, the named executive officer’s employment is terminated without cause, for good reason, or as a result of the death of such officer within a two-year period following a change of control.

70 | WINGSTOP INC. 2023 PROXY STATEMENT

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(2)

These amounts represent (a) base salary times 2.0 in the event of a termination without cause or for good reason or (b) base salary and target bonus times 2.5 in the event of qualifying termination on or within 24 months following a change of control.

(3)	This amount represents the amount of target bonus the named executive officer would have been eligible to earn under the 2022 bonus plan, assuming a termination date of December 31, 2022.

(4)

Calculated based on the amount of bonus our named executive officers would have been entitled to under the 2022 bonus plan based on the Company’s actual performance during the 2022 performance period, as of December 31, 2022.

(5)

Represents (i) 30 months of continued health benefits in the event of a qualifying termination on or within 24 months following a change of control, and (ii) 24 months in the event of a termination without cause or for good reason.

(6)	Includes dividend equivalent payments that had been accrued and would be paid out in connection with the vesting of the equity awards.

(7)

These amounts represent (a) base salary times 1.0 in the event of a termination without cause or for good reason or (b) base salary and target bonus times 1.5 in the event of such termination on or within 24 months following a change of control.

(8)	These amounts represent the amount of target bonus the named executive officer would have been eligible to earn under the 2022 bonus plan, assuming a termination date of December 31, 2022.

(9)

Represents (i) 18 months of continued health benefits in the event of a qualifying termination on or within 24 months following a change of control, and (ii) 12 months in the event of a termination without cause or for good reason.

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EXECUTIVE COMPENSATION

Equity Compensation Plan Table

The following table includes information regarding securities authorized for issuance under our equity compensation plans and our ESPP as of December 31, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining for future issuance under equity compensation plans(3)

Equity compensation plans approved by security holders	254,376	$112.28	1,705,382

Equity compensation plans not approved by security holders	—	—	—

(1)

Includes stock options, service-based restricted stock units, and performance-based restricted stock units that vest based upon the achievement of performance goals. This number assumes the vesting of performance-based equity awards at the maximum level. For additional information, see “Elements of Executive Compensation—Equity Incentive Awards—Fiscal Year 2022 Equity Grants.”

(2)	The amount reported in “Weighted-average exercise price of outstanding options, warrants and rights” does not take into account restricted stock units or shares under the ESPP.

(3)	The number of shares remaining available for issuance under the ESPP was 485,883.

CEO Pay Ratio

We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay our executive officers receive and the pay that all our other employees receive. The Compensation Committee reviewed a comparison of Chief Executive Officer pay (base salary and incentive pay) to the pay of our median employee in 2022. The compensation for our Chief Executive Officer in 2022 was approximately 167 times the compensation of our median employee.

We identified the median employee by examining the 2022 total compensation (including equity compensation) for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2022, the last day of our fiscal year. We included all employees, whether employed on a full-time or part-time basis, and annualized the compensation of permanent employees who did not work for the entire year. We did not make any other assumptions, adjustments, or estimates with respect to total compensation.

We believe the use of total compensation for all employees is a consistently applied compensation measure because it takes into account every potential form of compensation that the Company offers to its employees. Although most employees, including the median employee, are not eligible to receive equity compensation, we have nevertheless calculated the pay ratio to include our Chief Executive Officer’s equity awards to provide a more complete view of our compensation practices.

After identifying the median employee based on total compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the “Summary Compensation Table” beginning on page 61. Because we had a CEO transition in March 2022, and in accordance with SEC rules, we elected to annualize our CEO’s compensation for purposes of the pay ratio based on the compensation of Michael J. Skipworth, our Chief Executive Officer on December 31, 2022.

The total compensation during fiscal year 2022 for Mr. Skipworth, annualized assuming a full year of his base salary as Chief Executive Officer but otherwise as reported in the Summary Compensation Table, was $4,146,870. The total compensation during fiscal year 2022 for our median employee, using the methodology we use for our named executive officers in the “Summary Compensation Table”, was $24,861. This results in a ratio of our Chief Executive Officer’s annual total compensation to our median employee’s annual total compensation of 167:1. For additional information concerning Mr. Skipworth’s compensation, see “Executive Compensation—Summary Compensation Table.”

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Pay Versus Performance
As required by Item 402(v) of Regulation
S-K,
the following tables set forth certain information concerning the compensation of our Principal Executive Officers (our former and current Chief Executive Officers, each a “PEO”) and the other named executive officers for 2022, 2021 and 2020 and our financial performance for each such fiscal year. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, see “Compensation
Discussion and Analysis” above.

Year	Summary Compensation Table Total for PEO (Morrison) (1) ($)	Compensation Actually Paid to PEO (Morrison) (2) ($)	Summary Compensation Table Total for PEO (Skipworth) (1) ($)	Compensation Actually Paid to PEO (Skipworth) (2) ($)	Average Summary Compensation Table Total for non-PEO NEOs (3) ($)	Average Compensation Actually Paid to non-PEO NEOs (4) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income ($) (Thousands)	Adjusted EBITDA (7) ($) (Thousands)
							Wingstop Total Shareholder Return (5) ($)	Peer Group Total Shareholder Return (6) ($)

2022	2,862,540	(20,441,243)	4,117,063	6,534,815	1,647,332	1,082,606	174.25	138.42	52,947	108,808

2021	5,042,788	14,978,630	—	—	1,771,817	2,693,223	210.16	156.90	42,658	88,393

2020	6,010,462	24,128,379	—	—	1,486,740	3,357,793	170.30	137.19	23,306	71,882

(1)
Reflects compensation amounts reported for our former PEO, Mr. Morrison, and our current PEO, Mr. Skipworth, in the Summary Compensation Table for the respective years shown. Mr. Morrison served as PEO until March 13, 2022, at which time Mr. Skipworth became PEO. Mr. Skipworth was a non-PEO
named executive officer in each of 2021 and 2020.

(2)
Reflects the amount of “compensation actually paid,” as computed in accordance with SEC rules (“Compensation Actually Paid”), to Mr. Morrison in each of 2022, 2021 and 2020 and to Mr. Skipworth in 2022. The dollar amounts represent the Summary Compensation Table total value for the period shown, as adjusted for equity awards as set forth in the reconciliation table below. The Company does not have a pension plan, so no pension adjustments were made. For awards with dividend rights, these amounts are accumulated and paid at vesting and are incorporated as applicable in the table below. The dollar amounts reflected do not reflect the actual amount of compensation earned by or paid to our PEO during the applicable year. For Mr. Morrison, amounts for 2022 include the forfeiture of outstanding stock awards upon Mr. Morrison’s departure from the Company.

Year	Mr. Skipworth	Mr. Morrison
	2022 ($)	2022 ($)	2021 ($)	2020 ($)

Summary Compensation Table Total	4,117,063	2,862,540	5,042,788	6,010,462

Deduction of Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year Reported in Summary Compensation Table	(2,022,595)	(2,607,861)	(2,581,291)	(2,412,456)

Addition of Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	4,739,790	—	5,535,111	8,321,616

Addition of Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(89,211)	—	4,477,861	11,920,082

Addition of Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—

Addition of Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(210,232)	(1,016,675)	2,504,160	288,675

Subtraction of Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	(19,679,247)	—	—

Compensation Actually Paid	6,534,815	(20,441,243)	14,978,630	24,128,379

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EXECUTIVE COMPENSATION

Equity Valuations: The unvested equity values are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year. For the change in fair value of stock options, we used the Black-Scholes option pricing model with corresponding assumptions (risk-free int ere
st rate, dividend yield, expected volatility factor, and expected option life) determined as of the applicable measuring date.

(3)
Reflects compensation amounts reported for our named executive officers, other th
a
n the PEO, in the Summary Compensation Table for 2022, 2021 and 2020. The other named executive officers in each of 2022, 2021 and 2020 were as follows:

•	2022: Messrs. Kaleida, Upshaw, and McGrath and Mses. Carona and Peterson

•	2021: Messrs. Skipworth, Kaleida, Upshaw, and Boudet and Ms. Peterson

•	2020: Messrs. Skipworth, Sadarangani, and Jobe and Ms. Peterson

(4)
Reflects the amount of Compensation Actually Paid to the other named executive officers in each of 2022, 2021 and 2020. The dollar amounts represent the average of the Summary Compensation Table total value for the other named executive officers for the period shown, as adjusted for equity awards as set forth in the reconciliation table below, using the same equity valuation methodologies described above in Note 2. The Company does not have a pension plan, so no pension adjustments were made. For awards with dividend rights, these amounts are accumulated and paid at vesting and are incorporated as applicable in the table below. The dollar amounts reflected do not reflect the actual amount of compensation earned by or paid to our non-PEO
named executive officers during the applicable year.

Year	2022 ($)	2021 ($)	2020 ($)

Summary Compensation Table Total	1,647,332	1,771,817	1,486,740

Deduction of Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year Reported in Summary Compensation Table	(854,044)	(882,259)	(524,359)

Addition of Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	896,242	1,248,249	1,335,491

Addition of Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(17,466)	351,020	1,011,930

Addition of Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—

Addition of Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(108,192)	204,396	47,992

Subtraction of Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(481,265)	—	—

Compensation Actually Paid	1,082,606	2,693,223	3,357,793

(5)
Total Shareholder Return (TSR) is cumulative for the measurement periods beginning on December 27, 2019 and ending on December 26, 2020, December 25, 2021 and December 31, 2022, respectively (which are the Company’s fiscal year ends for each of the respective fiscal years), calculated in accordance with Item 201(e) of Regulation
S-K.

(6)	The Peer Group represents the S&P 400 Restaurants Index, which is used by the Company for purposes of compliance with Item 201(e) of Regulation S-K.

(7)
We determined Adjusted EBITDA to be the “company-selected measure”. Adjusted EBITDA is a non-GAAP
measure. See note 3 in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators” in our Form
10-K
filed on February 22, 2023 for a reconciliation of Adjusted EBITDA, a non-GAAP
financial measure, to net income as reported under GAAP.

74 | WINGSTOP INC. 2023 PROXY STATEMENT

EXECUTIVE COMPENSATION

Financial Performance Measures
The following table identifies the most important financial performance measures used by our Compensation Committee to link the Compensation Actually Paid to our PEO and other named executive officers in 2022 to company performance. The role of each of these performance measures on our named executive officers’ compensation is discussed in “Compensation Discussion and Analysis” above.

Financial Performance Measures
Adjusted EBITDA
Return on Incremental Invested Capital
Compensation Actually Paid Comparisons
Each of the following charts shows the relationship between Compensation Actually Paid and the required performance measures in the tabular disclosure—Company TSR and S&P 400 Restaurants TSR, Net Income and Adjusted EBITDA (the Company-Selected Measure).

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EXECUTIVE COMPENSATION

76 | WINGSTOP INC. 2023 PROXY STATEMENT

NEXT ANNUAL MEETING— STOCKHOLDER PROPOSALS

Rule 14a-8 Proposals for Our 2024 Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, a stockholder proposal submitted for inclusion in our proxy statement for the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) must be received by December 1, 2023. However, pursuant to such rule, if the 2024 Annual Meeting is held on a date that is before April 17, 2024 or after June 16, 2024, then a stockholder proposal submitted for inclusion in our proxy statement for the 2024 Annual Meeting must be received by us a reasonable time before we begin to print and mail our proxy statement for the 2024 Annual Meeting.

Stockholder Proposals of Business

Under our Bylaws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors, the procedures for which are described below) at an annual meeting outside the processes of Rule 14a-8 if the stockholder (i) is a stockholder of record at the time of giving notice of such proposal, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in our Bylaws.

Our Bylaws provide that the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2024 Annual Meeting between January 18, 2024 and February 17, 2024; provided, however, if and only if the 2024 Annual Meeting is not scheduled to be held between April 17, 2024 and July 26, 2024, such stockholder’s notice must be delivered to our Corporate Secretary not earlier than 120 days prior to the date of the 2024 Annual Meeting and not later than the later of (A) the tenth day following the day of the public announcement of the date of the 2024 Annual Meeting or (B) the date which is 90 days prior to the date of the 2024 Annual Meeting. The advance notice of the proposal must contain certain information specified in our Bylaws, including information concerning the proposal and the stockholder proponent. The foregoing description is only a summary of the requirements of our Bylaws. Stockholders intending to submit a proposal of business at the 2024 Annual Meeting outside the processes of Rule 14a-8 must comply with the provisions specified in our Bylaws, which were filed with the SEC as an exhibit to our Form 10-K filed on February 22, 2023.

Stockholder Nominations of Directors

Stockholders may nominate directors for election by complying with the eligibility, advance notice, and other provisions of our Bylaws, which are the same as the procedures for stockholder submissions for proposals of business described above. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the stockholder proponent, and the stockholder must update and supplement that information as of the record date for, and updated ten business days prior to, the 2024 Annual Meeting. The foregoing description is only a summary of the requirements of our Bylaws. Stockholders intending to submit a nomination for the 2024 Annual Meeting must comply with the provisions specified in our Bylaws, which are attached as an exhibit to our Form 10-K filed with the SEC on February 22, 2023.

In addition to satisfying the requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 18, 2024. If the date of the 2024 Annual Meeting changes by more than 30 calendar days from the date of the Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following public announcement by the Company of the date of the 2024 Annual Meeting.

Contact Information

Stockholder proposals or nominations should be sent to:

Wingstop Inc.

15505 Wright Brothers Drive

Addison, Texas 75001

Attention: Corporate Secretary

WINGSTOP INC. 2023 PROXY STATEMENT | 77

OTHER MATTERS

Other Business

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

By order of the Board of Directors,

Albert G. McGrath
Senior Vice President, General Counsel & Secretary

78 | WINGSTOP INC. 2023 PROXY STATEMENT

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET Go To: www.proxypush.com/WING
• Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote • Vote by 11:59pm Eastern Daylight Time on May 16, 2023
PHONE Call 1-866-243-5450 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions • Vote by 11:59pm Eastern Daylight Time on May 16, 2023
MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
You must register to attend or participate in the meeting online at www.proxydocs.com/WING

Wingstop Inc.

Annual Meeting of Stockholders

For Stockholders of record as of March 20, 2023

TIME:	Wednesday, May 17, 2023 10:00 AM, Central Time

PLACE:	Annual Meeting to be held live via the Internet

Please visit www.proxydocs.com/WING for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Michael J. Skipworth and Alex R. Kaleida (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Wingstop Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1.0 AND “FOR” PROPOSALS 2.0 AND 3.0. This proxy is revocable and, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Wingstop Inc.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1.0 AND FOR

PROPOSALS 2.0 AND 3.0

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.0	Elect three Class II directors nominated by the Board of Directors for a term that expires at the 2026 Annual Meeting of Stockholders
		FOR	WITHHOLD
	1.01 Lynn Crump-Caine	☐	☐		FOR

	1.02 Wesley S. McDonald	☐	☐		FOR

	1.03 Ania M. Smith	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.0	Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2023	☐	☐	☐	FOR

3.0	Approve, on an advisory basis, the compensation of the Company's named executive officers	☐	☐	☐	FOR

4.0	I also authorize my proxies to vote in their discretion with respect to such other business as may properly come before the Annual Meeting or any adjournments, postponements, or recesses thereof.

You must register to attend or participate in the meeting online at www.proxydocs.com/WING

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date